UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Strategic Education, Inc.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600
Dear Fellow Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Strategic Education, Inc. (the “Company”), to be held at 8:00 a.m. (ET) on Wednesday, April 22, 2026, via webcast. At this year’s meeting, you will be asked:
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To elect twelve directors from the nominees named in the attached proxy statement;

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To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

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To conduct an advisory vote on the compensation of the named executive officers; and

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To consider any other matters that may properly come before the meeting.

This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. Importantly, it also describes how your Board of Directors operates, gives information about director candidates, and provides information about the Company, including our compensation practices.
Your vote is important. We encourage you to cast your vote over the internet, by telephone, or by completing and returning the enclosed proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend the virtual meeting.
We look forward to having you attend the virtual 2026 Annual Meeting of Stockholders.
Sincerely,
ROBERT S. SILBERMAN
Chairman of the Board
March 11, 2026
Attachment: Financial Summary

FINANCIAL SUMMARY
While all of our historical financial reports and SEC filings are available online, we know it is also helpful to owners to have basic financial and operating data at hand as they analyze material in the proxy statement. Below is selected financial data for the five years ended December 31, 2025. Our 2025 adjusted results were significantly improved by the exclusion of roughly $22 million in restructuring costs that we incurred during the year. All non-GAAP adjustments for years 2021-2025 are reconciled to our GAAP results in Annex 1. The financial summary provides key information on revenues, expenses, income, diluted earnings per share, and balance sheet strength, with dollar amounts in thousands, except per share data.(1)
	2021	2022	2023	2024	2025
Revenues	$1,131,686	$1,065,480	$1,132,924	$1,219,930	$1,268,220
Adjusted revenues(a)	$1,135,332	$1,065,480	$1,132,924	$1,219,930	$1,268,220
Expenses	$1,057,774	$994,720	$1,037,603	$1,064,302	$1,093,989
Adjusted expenses(b)	$969,606	$977,138	$1,008,346	$1,062,654	$1,072,080
Income from operations	$73,912	$70,760	$95,321	$155,628	$174,231
Adjusted income from operations(b)	$165,726	$88,342	$124,578	$157,276	$196,140
Net income	$55,087	$46,670	$69,791	$112,684	$126,614
Adjusted net income(b)	$116,626	$60,254	$89,085	$117,676	$144,591
Diluted earnings per share	$2.28	$1.94	$2.91	$4.67	$5.41
Adjusted diluted earnings per share(b)	$4.83	$2.51	$3.72	$4.87	$6.18
Cash, cash equivalents and marketable securities	$298,796	$235,946	$208,692	$199,004	$153,054
Total assets	$2,305,880	$2,161,747	$2,125,213	$2,049,735	$2,038,540
Long-term debt	$141,630	$101,396	$61,400	$—	$—
Total liabilities	$591,890	$525,957	$472,695	$387,236	$392,134
Total stockholders’ equity	$1,713,990	$1,635,790	$1,652,518	$1,662,499	$1,646,406

(a)
Represents a non-GAAP financial measure which allows for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items. Please see Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, for a non-GAAP reconciliation of adjusted revenues for 2021.

(b)
Represent non-GAAP financial measures which allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items. Please see Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, for non-GAAP reconciliations of amounts for 2021 and 2022, and please see Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, for non-GAAP reconciliations of amounts for 2023, 2024, and 2025.

(1)
The information set forth above is unaudited and has been derived from our consolidated financial statements and is qualified by reference to and should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included in or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026.

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2026 Annual Meeting of Stockholders of Strategic Education, Inc. (the “Company”), will be held virtually via webcast on Wednesday, April 22, 2026, at 8:00 a.m. (ET) for the following purposes:
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To elect twelve directors to the Board of Directors from the nominees named in the attached proxy statement to serve for a term of one year or until their respective successors are elected and qualified.

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To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

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To conduct an advisory vote on the compensation of the named executive officers.

4.
To consider and act upon such other business as may properly come before the meeting.

THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD AS OF MARCH 3, 2026.
Voting Information — Attending the Annual Meeting Virtually.
Both stockholders of record and stockholders who hold their shares in “street name” will need to register to be able to attend the Annual Meeting by following the instructions below.
If you are a stockholder of record, you must:
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Register at https://web.viewproxy.com/StrategicEducation/2026 by 11:59 p.m. (ET) on April 18, 2026. After registering, you will receive an email confirming your registration as well as the password to attend the Annual Meeting.

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On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the link and password you received via email in your registration confirmation.

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You will need the virtual control number included on your proxy card or notice of internet availability if you choose to vote during the virtual meeting.

If your shares are held in “street name,” you must:
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Register at https://web.viewproxy.com/StrategicEducation/2026 by 11:59 p.m. (ET) on April 18, 2026. After registering, you will receive an email confirming your registration, as well as the password to attend the Annual Meeting.

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If you would like to vote shares electronically at the Annual Meeting, you will need to obtain a legal proxy from your broker, bank or other nominee and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration process. After registering, you will receive a virtual control number in the email confirming your registration. Please note that if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting, but you will not be able to vote shares electronically at the Annual Meeting.

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On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the link and password you received via email in your registration confirmation.

Voting Information — Voting at the Annual Meeting Virtually.
Whether or not you intend to attend the virtual meeting, we encourage you to cast your vote over the internet, by telephone, or by completing and returning the previously distributed proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend the virtual meeting. If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.AALvote.com/STRA during the meeting and registered holders will need the virtual control number included on the proxy card or notice of internet availability, and for shares held in street name you will need the virtual control number assigned in the registration confirmation email.
In our desire to ensure that the virtual meeting provides stockholders with a meaningful opportunity to participate, our stockholders will be able to ask questions of the Company’s Board of Directors and management both at the time of registration and during the Annual Meeting. Stockholders may submit questions during the Annual Meeting by typing them in the question/chat section of the meeting screen. Questions relevant to meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with the rules of conduct which will be posted on our Investor Relations page at www.strategiceducation.com. We will also post on our Investor Relations page responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints.
We will have technicians available to assist you with any technical difficulties you may have accessing the Annual Meeting live audio webcast. Please be sure to check in by 7:30 a.m. (ET) on April 22, 2026, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live audio webcast during the check-in or meeting time, please email Virtualmeeting@viewproxy.com or call 866-612-8937.
By Order of the Board of Directors
Lizette B. Herraiz
Secretary
Herndon, Virginia
March 11, 2026

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, VA 20171
(703) 561-1600
PROXY STATEMENT
Annual Meeting of Stockholders
April 22, 2026
This proxy statement is being furnished to holders of the common stock of Strategic Education, Inc. (the “Company”), 2303 Dulles Station Boulevard, Herndon, Virginia 20171, in connection with the solicitation on behalf of the Board of Directors of the Company (the “Board”) of proxies to be voted at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m. (ET) on Wednesday, April 22, 2026, via webcast.
The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company’s common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Company by mail or by personal interview, telephone and facsimile by directors, officers and other management employees of the Company, who will receive no additional compensation for their services. The Company has also retained Alliance Advisors, LLC to provide proxy solicitation services for a fee of approximately $16,000 plus reimbursement of its out-of-pocket expenses.
Any stockholder submitting a proxy pursuant to this solicitation may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the Company’s headquarters at 2303 Dulles Station Blvd., Herndon, Virginia 20171, providing a later dated proxy, or by attending the virtual meeting and voting virtually. Attending the Annual Meeting virtually will not automatically revoke a stockholder’s prior proxy.
We began making this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card available on or about March 11, 2026 to all stockholders entitled to vote. At the close of business on March 3, 2026, the record date for the Annual Meeting, there were 22,612,909 shares of the Company’s common stock outstanding and entitled to vote at the meeting. Only common stockholders of record on March 3, 2026 will be entitled to vote, and each share will have one vote.
Voting Information
Alliance Advisors, LLC has been engaged as our independent agent to receive and tabulate votes at the Annual Meeting. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. Under the Company’s Bylaws, to be elected at the Annual Meeting, a nominee for election to the Board of Directors (Proposal 1) must receive a majority of the votes cast for his or her election at the Annual Meeting. Ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2), approval of the advisory vote on the compensation of our named executive officers (Proposal 3), and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of any matter at the Annual Meeting, including the election of directors. Proposals 2 and 3 are advisory only, and as discussed in more detail below, the voting results are not binding, although the Board of Directors will consider the results of such proposals.
You may cast your vote over the internet, by telephone, or by completing and returning the enclosed proxy card. Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees, and in favor of Proposals 2 and 3. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 22, 2026
The Notice of Annual Meeting, Proxy Statement and Annual Report are available free of charge at https://web.viewproxy.com/StrategicEducation/2026.

PROPOSAL 1
Election of Directors
We are requesting that the stockholders elect twelve members to the Board of Directors at the Annual Meeting to serve until the 2027 Annual Meeting.
The Board of Directors has adopted a Majority Vote Policy for director elections. Under this policy, in the case of uncontested elections, each director is elected by a majority of the votes cast with respect to the director. Any director who fails to receive the requisite majority vote would be required to promptly offer his or her resignation, and the Board, following the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), would have up to 90 days to decide whether to accept such offer, during which time the director nominee would continue to serve on the Board as a “holdover” director. A copy of this policy is available on our website at www.strategiceducation.com.
The Nominating Committee regularly performs an assessment of the skills, experience and perspectives needed on the Board to properly oversee management and protect the interests of stockholders. To that end, the Nominating Committee reviews both the short- and long-term strategies of the Company to determine what current and future skills, experience and perspectives are required of the Board as a whole to appropriately exercise its oversight function. As part of its thoughtful Board refreshment and succession plan, the Nominating Committee also seeks to maintain an appropriate mix of short-, medium- and long-term directors to ensure that there is a balance between institutional knowledge and fresh perspectives. To achieve this balance, eight new independent directors have been appointed to the Board in the last eight years, seven of whom continue to serve on the Board.
The Nominating Committee considers many factors when evaluating candidates for the Board. The most important are true independence, business savvy, a stockholder orientation, and genuine interest in the Company. By true independence we mean the willingness to challenge a forceful, talented CEO and management team even against the backdrop of their excellent track record. Candidates with this trait are both very valuable and hard to find — they are invariably of the highest character and integrity. Commercial or business savvy is also crucial — the combination of these is critical to ensure independent oversight of management. The Nominating Committee strives for the Board to be comprised of directors with a diversity of experience, expertise, and personal backgrounds. The Nominating Committee considers each prospective director’s skills, specialized expertise, level of education, business experience, broad-based business acumen, experience at strategy development and policy-setting, and direct ownership of the Company’s shares.
The Nominating Committee also focuses on the prospective director’s understanding that maintaining the high academic quality of the educational programs offered by the Company’s subsidiaries, including two U.S.-based accredited institutions, Strayer University and Capella University, as well as the Company’s more recently acquired Australia-based Torrens University, is central to maintaining and growing the Company’s value. It is perhaps obvious, though worth noting, that the criteria for service on the Boards of Trustees of Strayer University and Capella University, and on the Board of Directors of Torrens University, while sharing some of the same criteria as the Company’s Board, are different, and that it is important to have some individuals who can serve on both the Company’s Board and a university board effectively. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.
In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a track record of working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, the Nominating Committee believes that the ability of individual Board members to work constructively together is a key element of Board effectiveness. The outcome of our director nomination process is a suite of directors who contribute varied expertise and experience, as well as diversity of experience, backgrounds, and perspectives.
The Nominating Committee will consider recommendations from common stockholders that are submitted in writing to the Company, provided that such common stockholders (i) beneficially own more than 5% of the Company’s common stock or (ii) have beneficially owned more than 1% of the Company’s common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Ms. Lizette B. Herraiz, Corporate Secretary, Strategic Education, Inc., 2303 Dulles Station Blvd., Herndon, Virginia 20171, giving the candidate’s name, contact information, biographical data and qualifications, as well as any evidence that the stockholder satisfies the criteria set forth above. On an annual basis the Board solicits its largest and longest-holding stockholders for recommendations on nominees to serve on the Board. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee in a timely fashion. The Nominating Committee does not evaluate candidates differently based on who has made the proposal or recommendation.
Once it has been determined that a candidate meets the Board’s initial criteria, there is a selection process which may include, but not be limited to, background and reference checks and interviews with not only the Nominating Committee but other Board members, executive management and other professionals such as the Company’s auditors or outside counsel, as deemed necessary. Stockholders who wish to formally nominate a director for election at an annual meeting of the stockholders of the Company must also comply with the Company’s Bylaws regarding stockholder proposals and nominations. See “Stockholder Proposals and Nominations” contained in this proxy statement.

The Board of Directors recommends that stockholders vote “For” the nominees listed below.   The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as directors of the Company.
Nominees for Directors
Name/Title	Age	Board Committees	Independent Director/ Nominee	Year first elected to Strategic Board
Robert S. Silberman, Chairman	68	—		2001
Viet D. Dinh,(a) Director	58	Nominating (Chair)	✓	2023
Dr. Charlotte F. Beason, Director	78	Nominating	✓	1996
Rita D. Brogley, Director	60	Compensation (Chair)	✓	2018
Gregory W. Cappelli, Director	58	Compensation	✓	2025
Robert R. Grusky, Director	68	Nominating	✓	2001
Karl McDonnell, Chief Executive Officer & Director	60	—		2011
Dr. Michael A. McRobbie, Director	75	Compensation	✓	2021
Dr. Benjamin E. Sasse, Director	54	Nominating	✓	2024
William J. Slocum, Director	48	Audit*	✓	2021
Michael J. Thawley, Director	75	Audit	✓	2022
G. Thomas Waite, III, Director	74	Audit (Chair)*	✓	1996

(a)
Mr. Dinh is presently serving as the Board’s Presiding Lead Independent Director.

*
Audit Committee Financial Expert as defined by SEC rules, based on their education, experience, and background.

Mr. Robert S. Silberman has been a Director of the Company since March 2001 and serves as Chairman of the Board. He previously served as Executive Chairman of the Board from 2013 to 2023 and as Chairman of the Board from February 2003 to 2013. He was the Company’s Chief Executive Officer from March 2001 to 2013. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions at CalEnergy Company, Inc., including as President and Chief Operating Officer. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. He serves as Chairman of the Board of Directors of Par Pacific Holdings, Inc., and served as Lead Director of the Board of Covanta Holding Company from 2016 to 2021. He is a member of the Council on Foreign Relations. Mr. Silberman holds a bachelor’s degree in history from Dartmouth College and a master’s degree in international policy from The Johns Hopkins University.
Mr. Silberman has been a driving force behind the growth of the Company. He leads the Board with a deep appreciation of the Company’s history, a focused strategic vision for its future, and a broad understanding of the economic, regulatory, and demographic factors affecting the Company. The Nominating Committee believes that based on his experience and expertise in business management, leadership of large organizations, financial management, public policy, governmental affairs, academic policy, educational leadership, and stewardship of stockholder capital, Mr. Silberman should serve as a director of the Company.

Mr. Viet D. Dinh is Principal of the Palanquin Companies, including Palanquin Advisors LLC and Palanquin Capital LLC. He was a senior executive of Fox Corporation, serving as Chief Legal and Policy Officer from September 2018 to December 2023 and Special Advisor from January 2024 to December 2025. Before that, Mr. Dinh was a partner at two leading law firms, Kirkland & Ellis LLP and Bancroft PLLC, the latter of which he founded. Between 2009 and 2018, while in private practice, he also served as outside general counsel to the Company. Mr. Dinh was a professor at Georgetown University Law Center for 20 years, and was appointed U.S. Assistant Attorney General for Legal Policy from 2001 to 2003. He previously served on the Boards of several public companies, including Twenty-First Century Fox, Inc., News Corporation, Revlon, Inc., LPL Financial Holdings, Inc., and Scientific Games Corporation (now known as Light & Wonder, Inc.). He currently serves on the Board of Directors of Kingspan Group Plc. Mr. Dinh was born in Saigon, Vietnam and holds a bachelor’s degree in government and economics from Harvard College and a juris doctor from Harvard Law School. Mr. Dinh joined the Board in September 2023. Mr. Dinh is Chair of the Nominating Committee and presently serves as the Presiding Lead Independent Director. The Nominating Committee believes that Mr. Dinh’s broad and deep legal expertise, commercial experience, and familiarity with the Company and its business are of great value to the Board and that he therefore should serve as a director of the Company.

Dr. Charlotte F. Beason is a consultant in education and health care administration. She was Executive Director of the Kentucky Board of Nursing from 2005 to 2012. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing). From 1988 to 2004, Dr. Beason was with the Department of Veterans Affairs, first as Director of Health Professions Education Service and the Health Professional Scholarship Program, and then as Program Director, Office of Nursing Services. Dr. Beason has served on our Board since 1996 and is a member of the Nominating Committee. She is also Chairwoman of the Strayer University Board of Trustees. Dr. Beason holds a bachelor’s degree in nursing from Berea College, a master’s degree in psychiatric nursing from Boston University and a doctorate in clinical psychology and public practice from Harvard University. Dr. Beason’s record of leadership in education, accreditation, and public administration provides the Board with insight and experience in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on her experience and expertise in academic matters, educational policy, organizational administration, and governmental affairs, Dr. Beason should serve as a director of the Company.

Ms. Rita D. Brogley is a technology executive, entrepreneur, and consultant with experience spanning both early stage and public companies. From 2016 to 2019, Ms. Brogley was the Head of Product Growth and Global Enterprise Partnerships for Facebook’s Messaging Platforms, where her team played a pivotal role in building and bringing WhatsApp for Business to market. Prior to Facebook, Ms. Brogley was the President and CEO of MyBuys, a marketing technology company, and the CEO of Amadesa, a technology provider of website testing and optimization software for ecommerce companies. From 2000 to 2002, she served as the President and CEO of Moxi Digital, a digital home software and hardware company. Ms. Brogley also served as Director of Business Development and Marketing Europe for Microsoft and was a strategy and management consultant with Bain and Company. Ms. Brogley presently serves on the Board of Trinity Health, a healthcare system with headquarters in Michigan, and is the Chair of the Board. Ms. Brogley served on the Board of Capella Education Company from 2014 until her appointment to the Board of Strategic Education, Inc. on August 1, 2018. She is the Chair of the Compensation Committee of the Board. Ms. Brogley holds a bachelor’s degree in industrial engineering from Northwestern University and an MBA from the Harvard Business School. The Nominating Committee believes that based on her experience as an executive and entrepreneur in both early-stage and public companies, as well as her vast knowledge of strategy, business development, technology and analytics, Ms. Brogley should serve as a director of the Company.

Mr. Gregory W. Cappelli has served as the CEO of Vanta Global, a private equity company making investments in the education, training and human capital industry, since 2022. Mr. Cappelli previously served as Chief Executive Officer of Apollo Education Group (AEG), a multi-billion dollar publicly traded global education and training company serving over a million university graduates, from 2009 to 2017. During his decade-plus tenure, Mr. Cappelli led the initiative to found Apollo Global Education, a billion-dollar joint venture with the Carlyle Group of which he was Executive Chairman from 2008-2021. Prior to AEG, Mr. Cappelli spent over a decade as a Managing Director with Credit Suisse, where he served as a Senior Equity Research Analyst and founded the Credit Suisse Global Services Group. Prior to Credit Suisse, he held the position of Senior Equity Research Analyst at ABN AMRO Securities. Mr. Cappelli received his BA in Economics from Indiana University where he also studied Piano Performance and performed regularly in various musical concerts. He received his MBA in finance from the Brennan School of Business at Dominican University where he served on the Board for nine years. Mr. Cappelli serves on the National Board of Governors of the Boys and Girls Clubs of America, where he also serves as Chairman of the Midwest Region. He is the Chairman of the American Academy of Public Coders and also serves on the board of Qmodo AI. Mr. Cappelli is a member of the Wall Street Journal CEO Council and the Milken Global Institute. The Nominating Committee believes that based on his extensive experience and expertise in leadership of large organizations, investment, and higher education, Mr. Cappelli should serve as a director of the Company.

Mr. Robert R. Grusky is the Founder and has been the Managing Member of Hope Capital Management, LLC, an investment manager, since 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000, was a Principal and Member from 2000 to 2005, and a Senior Advisor from 2005 to 2019, and has served as a member of the Executive Leadership Council since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990 to 1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He also serves on the Board of Directors of AutoNation, Inc. Mr. Grusky has served on our Board since 2001, and is on the Nominating Committee. He holds a bachelor’s degree in history from Union College and an MBA from Harvard Business School. The Nominating Committee believes that Mr. Grusky’s owner orientation, understanding of the financial markets and his extensive experience as an investment manager and executive are tremendous assets to the Board and that he should serve as a director of the Company.

Mr. Karl McDonnell was named Chief Executive Officer of the Company in May 2013, and served as President and Chief Operating Officer from 2006 to 2013. Prior to joining the Company, Mr. McDonnell served as Chief Operating Officer of InteliStaf Healthcare, Inc., one of the nation’s largest privately-held healthcare staffing firms. Prior to his tenure at InteliStaf, he served as Vice President of the Investment Banking Division at Goldman, Sachs & Co. Mr. McDonnell has held senior management positions with several Fortune 100 companies, including The Walt Disney Company. Mr. McDonnell has served on the Board since 2011. Mr. McDonnell holds a bachelor’s degree from Virginia Wesleyan College and a master’s degree in business administration from Duke University. The Nominating Committee believes that based on his experience and expertise in general management, leadership of large organizations, financial management and human capital development, Mr. McDonnell should serve as a director of the Company.

Dr. Michael A. McRobbie serves as University Chancellor, President Emeritus, and University Professor at Indiana University (IU). He previously served as the 18th President of IU, one of the largest universities in the U.S., from July 1, 2007 until his retirement on June 30, 2021. Dr. McRobbie served as a vice chair of the board of directors of Indiana University Health System until his retirement from IU. A native of Australia, Dr. McRobbie holds a bachelor of arts degree with first class honors from the University of Queensland, and a Ph.D. from Australian National University. Dr. McRobbie joined the Board in July of 2021 and serves on the Compensation Committee. Dr. McRobbie also serves on the Board of Directors of Torrens University of Australia. The Nominating Committee believes that based on his experience and expertise in higher education and with education policy, as well as his familiarity with the Australian education and political system, Dr. McRobbie should serve as a director of the Company.

Dr. Benjamin E. Sasse has served as President Emeritus of the University of Florida in Gainesville, Florida, and professor at the University’s Hamilton Center, since August 2024. He previously served as President of the University of Florida from February 2023 to July 2024 and as President of Midland University in Fremont, Nebraska from 2010 to 2014. He has taught at Yale University, the University of Texas, and Midland University. In addition to his academic career, Dr. Sasse has served in several policymaking roles in the United States government, including in the Department of Health and Human Services and the Office of Legal Policy in the Department of Justice, and he served in the United States Senate from January 2015 to January 2023. Dr. Sasse is a two-time New York Times national best-selling author. He has served on the Board of Directors of SouthState Bank Corporation since October 2025. Dr. Sasse earned a bachelor’s degree in government from Harvard University, a Master of Arts in liberal studies from St. John’s College, and master’s and doctoral degrees in American history from Yale University. Dr. Sasse was elected to the Board in April 2024, and serves on the Nominating Committee. The Nominating Committee believes that based on his extensive experience and expertise in higher education as well as his experience in public policy at the highest levels of government, Dr. Sasse should serve as a director of the Company.

Mr. William J. Slocum is a managing partner and founder of Presidio Gate Capital, an investment manager founded in 2024 and focused on strategic-block investing in the public- and private-equity markets. Previously, Mr. Slocum was an investment partner at Inclusive Capital Partners, from its founding in 2020 until 2024. From 2022 to 2024, he served on the Board of Directors at Ingevity Corporation, including roles on the Sustainability and Safety Committee, as well as the Audit Committee. Prior to Inclusive Capital Partners, he was a portfolio manager at Golden Gate Capital, which he joined in 2011. Mr. Slocum led public-equity investments for the Golden Gate Capital Opportunity Fund and for the Emerald Gate Equities Portfolio, employing a concentrated, long-term approach across the firm’s industry verticals. In addition to his portfolio management role, he served on Golden Gate Capital’s private-equity investment review committee, and on the Board of Managers of Williston Financial Group, a title insurance and real-estate technology company licensed in 49 states. Prior to joining Golden Gate Capital, Mr. Slocum worked as a vice president at ValueAct Capital Management and Parthenon Capital after starting his career in strategy consulting at Bain & Company. Mr. Slocum was elected to the Board in April of 2021, and serves on the Audit Committee. Mr. Slocum earned a BA in economics and graduated magna cum laude from Williams College, where he was inducted into Phi Beta Kappa, and he earned an MBA, with distinction, from Harvard Business School. The Nominating Committee believes that based on his experience as a portfolio manager, investor, board director and strategy consultant, Mr. Slocum should serve as a director of the Company.

Mr. Michael J. Thawley most recently served as Vice Chairman of Capital Group International, part of Capital Group Companies, which is a fund management company with over $2 trillion under active management, having retired from that position on August 31, 2022. He continued to serve as Vice Chairman of Capital International Fund until his retirement from that position in June 2023. He previously held several senior positions in the Australian government, including Secretary of the Department of the Prime Minister and Cabinet from 2014 through 2016. He served as Australia’s ambassador to the United States from 2000 to 2005. Mr. Thawley entered the Australian foreign service in 1972 and served at embassies throughout the world. Mr. Thawley was born in London and was educated at Australian National University and Surrey University. He was appointed an officer in the Order of Australia in 2006 for services advancing Australia’s strategic and economic interests. He has served on the Board since September 2022 and serves on the Audit Committee. Mr. Thawley was elected to the Board of Directors of Torrens University in December 2023, and in February 2025, he was appointed Chancellor of Torrens University. The Nominating Committee believes that based on his experience at high levels of government, his experience with financial management and general management, his understanding of the perspectives of institutional investors, his business acumen, and his familiarity with the Australian political system, Mr. Thawley should serve as a director of the Company.

Mr. G. Thomas Waite, III, now retired, was the Treasurer and Chief Financial Officer of the Humane Society of the United States, a global animal protection organization, from 1997 until January 2020. He was employed as Controller of the Society beginning in 1993. Prior to this, he served 14 years as controller and asset manager with local real estate firms in the Washington Metropolitan Area, before joining the National Housing Partnership as Director of Commercial Management in 1992. Prior to this, he was engaged in the practice of public accounting with Main LaFrentz & Company (formerly affiliated with, and subsequently merged into, KPMG). Mr. Waite has served on the Board since 1996, is Chair of the Audit Committee and is a former member of the Strayer University Board of Trustees. He holds a bachelor’s degree in commerce (accounting concentration) from the University of Virginia and is a Certified Public Accountant, and a Chartered Global Management Accountant. Mr. Waite’s leadership in the philanthropy and nonprofit sector is indispensable in helping the Company fulfill its mission of providing quality education to working adults. His experience as a chief financial officer and public accountant brings to the Board a seasoned voice in matters of accounting and governance that is a tremendous asset to the Board and the committees on which he serves. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, and educational management, Mr. Waite should serve as a director of the Company.

Director Compensation
The Company’s director compensation program is designed to:
•
Align the interests of the Company’s directors with long-term stockholder interests;

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Ensure the Company can attract and retain outstanding director candidates who meet the criteria outlined in this proxy statement;

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Recognize the time commitments necessary to oversee the Company; and

•
Support the independence of thought required for a director to oversee the creation of sustainable stockholder value.

The Nominating Committee reviews non-employee director compensation regularly and the resulting recommendations are presented to the full Board for discussion and approval. Current director compensation is as follows:
•
Annual Retainer.    Since April 2021, each eligible director is paid an annual fee of $200,000. At least 60% (or $120,000) of the annual fee must be paid in shares of restricted stock of the Company to ensure the alignment of the interests of directors with those of long-term stockholders. Restricted stock is issued to directors on the date of the annual meeting as part of their annual retainer. The restricted shares vest over three years, with one-third of the shares vesting on each anniversary of the grant date. Directors may choose to receive the remaining 40% of their annual retainer ($80,000) in either restricted stock or in cash, paid in quarterly installments. In the event any director retires or resigns from the Board, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of unvested restricted shares, provided that the departing director has served at least five years on the Board.

•
Additional Fees.    The Presiding Lead Independent Director receives an additional annual fee of $10,000. The Audit Committee Chair receives an additional annual fee of $15,000, and the Nominating Committee and Compensation Committee Chairs receive an additional annual fee of $10,000 each. Members of the Audit Committee receive an additional annual fee of $5,000. The Board may also approve additional fees for other board-related service.

•
Reimbursement of Expenses.    Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

As described above, a significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of stockholders. While on the Board, non-employee directors receive the same cash dividends on restricted shares as a holder of common stock should dividends be declared and paid in the future.
The following table sets forth compensation for each non-employee director for the fiscal year ended December 31, 2025. Messrs. Silberman and McDonnell do not receive any additional compensation for their service as directors of the Company. Information regarding the compensation for Messrs. Silberman and McDonnell is reflected in the “Summary Compensation Table” set forth below in this proxy statement.
Director Compensation Table
Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Viet D. Dinh(d)(e)	20,000	200,000	—	220,000
Dr. Charlotte F. Beason	80,000	120,000	75,000	275,000
Rita D. Brogley	90,000	120,000	—	210,000
Gregory W. Cappelli(f)	60,000	120,000	—	180,000
Dr. John T. Casteen, III(g)	20,000	—	—	20,000
Robert R. Grusky	80,000	120,000	—	200,000
Jerry L. Johnson(h)	82,500	120,000	—	202,500
Dr. Michael A. McRobbie	80,000	120,000	80,000	280,000
Dr. Benjamin E. Sasse	80,000	120,000	—	200,000
William J. Slocum	85,000	120,000	—	205,000
Michael J. Thawley	85,000	120,000	100,000	305,000
G. Thomas Waite, III	95,000	120,000	—	215,000

(a)
Amounts represent the cash paid to each Director for the portion of the year that he or she served in a position, such as a committee position or as Presiding Lead Independent Director, that receives additional compensation.

(b)
Amounts represent the aggregate grant date fair value determined based on the closing price of the Company’s common stock on the grant date in accordance with FASB ASC Topic 718.

(c)
Dr. Beason serves on the Board of Trustees of Strayer University and receives an additional $75,000 per year in cash fees for this additional time commitment. Dr. McRobbie and Mr. Thawley serve on the Board of Directors of Torrens University and related entities. Given the additional time commitment related to serving on the Boards of our Australian entities, Dr. McRobbie receives an additional $80,000 per year in cash fees, and Mr. Thawley, who also serves as Chancellor of Torrens University, receives an additional $100,000 per year in cash fees.

(d)
Mr. Dinh is presently serving as the Board’s Presiding Lead Independent Director.

(e)
Mr. Dinh’s cash fees relate to his service as the Board’s Presiding Lead Independent Director and Chair of the Nominating Committee. Mr. Dinh elected to receive the cash retainer portion of his director fees in equity.

(f)
Mr. Cappelli was elected to the Board at the 2025 Annual Meeting of Stockholders on April 23, 2025.

(g)
Dr. Casteen was not nominated for re-election at the 2025 Annual Meeting of Stockholders and served until his death on March 18, 2025.

(h)
Mr. Johnson resigned from the Board on May 21, 2025 for personal reasons.

The following table sets forth the number of outstanding stock awards held by each non-employee director at December 31, 2025.
Outstanding Stock Awards Table
Name	Shares of Unvested Restricted Stock (#)
Viet D. Dinh	4,376
Dr. Charlotte F. Beason	2,726
Rita D. Brogley	2,726
Gregory W. Cappelli	1,498
Dr. John T. Casteen, III(a)	—
Robert R. Grusky	2,726
Jerry L. Johnson(b)	—
Dr. Michael A. McRobbie	2,726
Dr. Benjamin E. Sasse	2,293
William J. Slocum	2,726
Michael J. Thawley	2,726
G. Thomas Waite, III	2,726

(a)
Under the terms of Restricted Stock Agreements that Dr. Casteen signed in 2022, 2023, and 2024, all unvested shares of restricted stock held by Dr. Casteen vested upon his death on March 18, 2025.

(b)
Mr. Johnson resigned from the Board on May 21, 2025 for personal reasons. By resolution of the Compensation Committee, all unvested shares of restricted stock held by Mr. Johnson were permitted to vest in connection with his departure on May 21, 2025.

Board Leadership Structure
Our Board regularly reviews its leadership structure and evaluates whether any change to the structure is warranted. The leadership structure of the Company has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives have changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time. At present, our Board is comprised of ten independent directors, as independence is defined under the Nasdaq Listing Standards, along with our Chairman and our Chief Executive Officer (“CEO”), with the Board determining that the interests of stockholders are best served by operating with the Chair of the Board remaining separate from the Chief Executive Officer.
In line with our Corporate Governance Principles, Mr. Dinh, an independent director, was elected by the Board to serve as the Presiding Lead Independent Director in April 2024, and he continues to serve in that role. As Presiding Lead Independent Director he presides at meetings of the Board of Directors with only independent directors, i.e., without the Chairman and the CEO present, at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Chairman’s and the CEO’s performance. The Presiding Lead Independent Director serves as the principal liaison on Board issues between the independent directors and the Chairman and has the authority to:
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Call meetings of the independent directors,

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Approve information provided to the Board to ensure its quality and quantity, and

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Consult and communicate with stockholders.

Stockholder Outreach
The Board of Directors is committed to stockholder outreach and values feedback received from our stockholders. Throughout 2025, the Company continued its practice of year-round stockholder engagement. This engagement helped us better understand stockholder perspectives on significant issues, including Company performance and strategy, our compensation practices, and governance and other topics. We had substantial discussions with representatives from 51 different institutional investors, who collectively own approximately 4.7 million shares or 21% of the Company’s outstanding shares as of the record date. As appropriate, independent directors, executive directors, and certain executives participated in these discussions. The feedback received during these conversations was conveyed to the Board and served as a key input to Board and Committee discussions and decisions.
In response to stockholder preference for an independent presiding director, the Board elected Mr. Dinh, an independent director with significant institutional knowledge, as Presiding Lead Independent Director. Also, in line with stockholder preference for ensuring appropriate board composition and refreshment, Gregory Cappelli was elected to the Board in April 2025, the eighth time a new independent director was added to our Board in the last eight years. Seven of these independent directors continue to serve on the Board.
Corporate Responsibility
The Company is committed to responsible business practices and sound governance practices. The Company continues to maintain a Corporate Responsibility page on its corporate website to highlight related information for easy reference by investors. This approach has resulted in positive stockholder feedback. This resource is available at https://sei.strategiceducation.com/about/company-info/corporate-
responsibility/default.aspx. Nothing on our website, including our Corporate Responsibility page, shall be deemed incorporated by reference into this proxy statement.
Social Focus
Strategic Education’s mission is to help its students improve their lives. No company could have a more real or important social focus. We are stewards of academic institutions which have demonstrated their success at that mission over decades. Our institutions provide the opportunity to earn post-secondary university degrees to students who otherwise may not have such opportunity. Our institutions focus on serving working adults and other populations which are underserved by traditional academia. Of the 106,000 students we educated world-wide in 2025, approximately 63% were older than age 31, 73% were female, and roughly half were ethnic minorities. Our track record of achievement in this area since our founding in 1892 is self-evident.
We believe that not just our students, but also their families and the communities they live in, are significantly benefited by our academic programs. However, in order to create the social benefit and economic mobility for our students, our academic degrees must both be, and be perceived to be, of high academic quality and rigor. To that end, all three of our universities hold the highest possible academic accreditation in their respective countries and jurisdictions.
In addition, since the students we serve generally do not have the level of family financial resources which students at traditional universities typically do (our students are more likely to be parents themselves than to have parents who are funding their tuition), we know that in addition to making our degrees academically rigorous, we must also make them financially affordable. Therefore, two of our social focuses are to first, reduce the cost of our tuition; and second, reduce the amount of debt our students incur to finance their tuition.
Using the most recent data available, we estimate that the average cost of tuition across our U.S. institutions has declined 18%, compared to an increase of 37% across the U.S., since the 2010 – 2011 academic year. In 2022 – 2023, the average cost of tuition and fees for one of our bachelor’s degrees was $42,700, compared to an estimated national average of $70,800 in traditional academia. In 2021 – 2022, the average cost of tuition and fees for one of our master’s degree was $24,500, compared to an estimated national average of $41,000. In addition, Sophia Learning offers low-cost online general education-level courses recommended by the American Council on Education for credit at other colleges and universities. Through 2025, Sophia has saved students over $1 billion in tuition, based on estimated average annual in-state tuition at public four-year institutions compared to Sophia’s $99-per-month subscription price. Our ongoing investments in technology and other productivity enhancements enable this remarkable track record of value and price discipline.
However, while holding down the absolute cost of our tuition is an important achievement, we also seek to lower the debt burden of our students by helping to shift the source of their educational funding away from government-issued debt towards employer-paid benefit programs. We do that through our Education Technology Services segment, which enters into agreements with employers on behalf of our students. The social benefit of this effort is evidenced by the declining level of average U.S. Title IV funding per earned credit in our U.S. institutions, which has declined 38% from $520 in 2019 to $320 in 2025.
We recognize that our employees are our most important asset. Further, as an education company, continuous learning is a visceral part of our culture. In addition to providing high quality higher education programs through our universities, we recognize that these educational opportunities can be beneficial and of enormous value to our employees as well. The Company provides opportunities for eligible employees and dependents to attain and enhance their career goals through our Tuition Assistance Program, which provides generous financial support for undergraduate and graduate courses at Strayer University, Capella University, the Jack Welch Management Institute at Strayer University, and continuing education through Sophia Learning. The Company also provides tuition assistance for Torrens University to support its employees in Australia. In addition, the Company provides support for faculty members and employees seeking to enhance their skills and knowledge through professional development opportunities and continuing education. We focus on ensuring our employees maintain a healthy work-life balance, and a healthy living lifestyle. The Company invests in our employees by offering benefits that help them take care of themselves and their families. In addition to medical and financial savings benefits and tuition assistance mentioned above, the Company also provides generous paid time off, a wellness plan, paid parental and military leave, as well as giving back and volunteer time.
In summary, SEI exists to increase the upward economic mobility of an academically underserved population through education. By doing so we help to diminish income inequality and increase societal harmony and welfare. The Company maintains an insights page on its corporate website to highlight case studies and other resources related to removing barriers to education and supporting adult students. This information is available at https://sei.strategiceducation.com/about/company-info/Insights/default.aspx.
Environmental Focus
The Company maintains physical locations to support our employees and students and is committed to managing our facilities in a way that reduces energy consumption, water usage, and waste generation.
•
The Company continues to pursue its goal of reducing the size of its physical footprint, and reduced its overall real estate at the end of 2025 by more than 25% compared to the square footage occupied at the end of 2024, by implementing more efficient workspace design and eliminating underused facilities.

•
Capella University and Strayer University offer robust online curriculums, with 100% of instruction delivered online at Capella University and the majority of instruction delivered online at Strayer University. This online curriculum gives students the ability to access and complete coursework online, reducing the need for physical space and commuting, which in turn reduces energy, water usage, and waste generation.

•
Much of our workforce is accustomed to working remotely, again reducing the need for physical space and commuting, which in turn reduces energy, water usage, and waste generation.

•
Our Minneapolis, Minnesota corporate office is located within a LEED Gold certified building (Leadership in Energy and Environmental Design), which is a U.S. Green Building Council certification.

•
Our Herndon, Virginia corporate office is located in a building that is benchmarked within the ENERGY STAR program, which is a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy focused on protecting the environment through energy efficient products and practices.
•
Our Media Design School at Strayer campus in Auckland, New Zealand is located in a 6 Star Green Star rated building, which represents leadership in environmentally sustainable building practices.

•
The Company is investing in energy-saving interior design options, including updated lighting packages with more efficient LED lighting; occupancy sensors to reduce energy consumption in areas that are not being used; and programmable heating and cooling systems that will only run during operating hours.

•
Within campus locations, many property management teams are equipping spaces with energy-saving features including more efficient LED lighting, motion sensor lighting, and energy efficient HVAC systems.

•
Our Herndon, Virginia and Minneapolis, Minnesota corporate offices and many campus locations, including Australia and New Zealand campuses, use water efficient fixtures to decrease the amount of water usage.

•
The Company has recycling programs within operations in the U.S., Australia, and New Zealand to encourage employees to recycle products, including a national contract with a document management company which provides corporate and campus locations with shredding bins on-site to allow business materials to be recycled. In 2023, 2024, and 2025 the Company securely recycled approximately 8, 7, and 7 U.S. short tons of paper, respectively.

Our environmental policy can be found at the website referenced above.
Governance Focus
The Board of Directors is ultimately responsible for oversight of the risk management of the Company; the CEO is the “Chief Risk Officer.” The Board reviews and approves all annual budgets, major uses of capital, major projects, and expansion plans related to the Company-owned institutions. One member of the Board of Directors also serves as a member of the governing body (the Board of Trustees) of Strayer University, and three others currently serve as members of the governing body (Board of Directors) of Torrens University. The Board of Trustees of Strayer University is made up of twelve trustees, including seven trustees who are unaffiliated with the Company, one trustee who is an independent member of the Company’s Board of Directors, two trustees who are members of senior leadership of the Company, one trustee who is a member of senior leadership of Strayer University and serves as an ex officio member, and the President of Strayer University who serves as an ex officio member. Capella University’s Board of Trustees is comprised of eleven trustees, including six independent trustees, three internal trustees, a learner representative, and a faculty representative. One of the internal trustees is a former officer of Strayer Education, one is a former President of Capella University, and the third is the President of Capella University. The Torrens University Board of Directors is comprised of twelve directors, including two directors who are independent members of the Company’s Board of Directors, and two executives of the Company, Karl McDonnell and Daniel Jackson. Consistent with accrediting body guidelines, the Board of Trustees of each of Strayer University and Capella University, and the Board of Directors of Torrens University, are responsible for the governance of their respective institutions.
The Board and its Compensation Committee continually evaluate the Company’s strategy, activities, and in particular compensation policies and practices, to protect against inappropriate risk taking. Any compensation program that seeks to pay managers for performance on behalf of owners carries some risk of overzealous performance. But paramount in the Company’s compensation program is an unwavering requirement that executive conduct conform to applicable legal, regulatory, and ethical business standards. Based on its evaluation and the views of advisors, the Compensation Committee believes that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis section below, does not encourage inappropriate risk taking and that the Company has in place a strong culture, organization structure, and the compliance policies to manage operational risk effectively.

In addition, the Audit Committee oversees management of financial risk and our Code of Business Conduct, including monitoring conflicts of interest, and the Nominating Committee oversees the Company’s corporate governance, such as director independence. In performing these functions, each Committee of the Board of Directors has full access to management, as well as the ability to engage advisors. The Board is kept abreast of the Committees’ risk oversight and other activities through regular reports by each Committee Chair to the full Board of Directors.
The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each composed entirely of independent directors. The current Committee membership is as follows:
Committee Memberships
Audit	Compensation	Nominating
G. Thomas Waite, III, Chair	Rita D. Brogley, Chair	Viet D. Dinh, Chair
William J. Slocum	Gregory W. Cappelli	Dr. Charlotte F. Beason
Michael J. Thawley	Dr. Michael A. McRobbie	Robert R. Grusky
Dr. Benjamin E. Sasse
The Audit Committee
The Audit Committee currently consists of Messrs. Waite (Chair), Slocum, and Thawley. Prior to May 21, 2025, the Audit Committee consisted of Messrs. Waite (Chair), Johnson, Slocum, and Thawley. The Audit Committee met four times during 2025.
The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Pursuant to the Audit Committee charter, the Audit Committee performs a variety of tasks, including being directly responsible for the appointment (subject to advisory stockholder ratification), compensation, and oversight of the Company’s independent registered public accounting firm. The Audit Committee also, among other things, reviews the Company’s accounting policies, unaudited quarterly earnings releases, and periodic filings with the Securities and Exchange Commission (the “SEC”), including the Company’s financial statements, and regularly reports to the Board of Directors. In addition, the Audit Committee assesses the Company’s enterprise risk management and cybersecurity risk management, and reviews and reports to the Board of Directors on efforts taken to mitigate such risks. The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditors in carrying out its oversight responsibilities.
The Audit Committee has a written charter, which was last amended on February 28, 2024. The Company will provide a copy of the Audit Committee charter to any person without charge, upon request. Persons wishing to make such a request should contact Lizette B. Herraiz, Senior Vice President and General Counsel, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Company’s website, www.strategiceducation.com.
The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined under the Nasdaq Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Board of Directors has determined that each of Messrs. Slocum and Waite qualifies as an “audit committee financial expert,” as defined by SEC rules, based on their education, experience, and background.
A report of the Audit Committee is included below in this proxy statement.
The Compensation Committee
The Compensation Committee currently consists of Ms. Brogley (Chair), Mr. Cappelli, and Dr. McRobbie. Prior to April 23, 2025, the Compensation Committee consisted of Ms. Brogley (Chair), Dr. McRobbie, and Mr. Slocum. Prior to March 18, 2025, the Compensation Committee consisted of Ms. Brogley (Chair), Dr. Casteen, Dr. McRobbie, and Mr. Slocum. The Compensation Committee met four times during 2025.

The Compensation Committee is responsible for evaluating, and recommending to the full Board for approval, the compensation of the Chairman, the CEO, and other officers of the Company, as well as directors. The Compensation Committee is responsible for determining compensation policies and practices, changes in compensation and benefits for management, employee benefits, and all other matters relating to employee compensation, including matters relating to stock-based compensation, subject to the approval of the full Board.
The Compensation Committee has the authority to retain and terminate any compensation consultant to be used by it to assist in the evaluation of director and executive compensation. During 2025 approximately $30,800 was paid to Equilar, Inc., to benchmark compensation for the executive officers, including the CEO and CFO positions. The Compensation Committee may form and delegate any of its authority to one or more subcommittees as it deems appropriate. For a discussion of the role of the Chairman and the CEO in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis” below.
The Compensation Committee has adopted a written charter, which was last amended on February 26, 2026, a copy of which the Company will provide to any person without charge, upon request. Persons wishing to make such a request should contact Lizette B. Herraiz, Senior Vice President and General Counsel, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Compensation Committee charter is available on the Company’s website, www.strategiceducation.com.
The Board has determined that all of the members of the Compensation Committee are independent, as independence is defined under the Nasdaq Listing Standards and Rule 10C-1(b)(1) under the 1934 Act. The Board also has determined that all of the members of the Compensation Committee qualify as “non-employee” directors as defined by SEC rules.
The Nominating Committee
The Nominating Committee consists of Mr. Dinh, Dr. Beason, Mr. Grusky, and Dr. Sasse. The Nominating Committee met four times during 2025.
The Nominating Committee is responsible for establishing qualifications for potential directors, considering and recommending prospective candidates for Board membership, recommending the Board committee structure, making recommendations as to director independence, and developing and monitoring the Company’s corporate governance principles. The Nominating Committee also oversees the evaluation of the Board and its committees, a longstanding role that was recently formalized in its charter. Each year, each member of the Board of Directors completes a 32-question self-assessment questionnaire that solicits views regarding the Board’s structure and organization, involvement, responsibilities, effectiveness, and other areas. The Nominating Committee oversees this process, reviews and evaluates the responses, and considers opportunities for improvement.
The Nominating Committee has a written charter, which was last amended February 26, 2026. The Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Lizette B. Herraiz, Senior Vice President and General Counsel, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Nominating Committee charter is available on the Company’s website, www.strategiceducation.com.
The Board has determined that all of the members of the Nominating Committee are independent, as independence is defined under the Nasdaq Listing Standards.
Under the Company’s Corporate Governance Principles, members of the Board are not permitted to be members of the board of directors of more than four (4) other public companies, excluding boards of directors of companies affiliated with the Company, without approval from the Nominating Committee. In addition, the CEO of the Company shall not be a member of the board of directors of more than two (2) public companies other than the Company, without prior approval from the Nominating Committee. Furthermore, Board members are required to give notification to the Chair of the Nominating Committee prior to accepting new public company directorships, to allow for a review of conflicts of interest and compliance with the above policy. The purpose of this policy is to ensure that directors are able to devote the necessary time and attention to matters pertaining to the Company.

The Corporate Governance Principles also require directors, following a significant change in employment, to notify the Chair of the Nominating Committee. The Nominating Committee will then deliberate regarding the change in employment and decide whether to ask the director to tender his or her resignation from the Board, in which case the director shall promptly tender his or her resignation. Any tendered resignation is not effective unless and until it is accepted by the Board, and the Board believes that not every change in employment will necessitate a director’s departure.
The Board of Directors met four times during 2025. Each director attended at least 75% of the meetings of the Board, as well as the meetings of the Board Committees on which he or she served as a member in 2025. At each regularly scheduled meeting of the Board, the independent directors met in executive session. The Board’s Presiding Lead Independent Director, which is currently Mr. Dinh, presides at these executive sessions. The Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All directors serving at the time attended last year’s annual meeting of stockholders. The Board of Directors consists of a majority of independent directors, as independence is defined under the Nasdaq Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Messrs. Silberman and McDonnell, are independent under these standards.
The Board of Directors adopted a Code of Business Conduct in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable Nasdaq requirements. The Code of Business Conduct was last amended on February 26, 2026, and includes, among other things, provisions prohibiting directors, officers and employees from: insider trading; investing in Company-based derivative securities, including options, warrants or similar rights whose value is derived from the value of an equity security; short selling or pledging the Company’s securities; and trading in the Company’s securities on a short-term basis. The Company will provide to any person without charge, upon request, a copy of such Code of Business Conduct. Persons wishing to make such a request should contact Lizette B. Herraiz, Senior Vice President and General Counsel, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Code of Business Conduct is available on the corporate website, www.strategiceducation.com. In the event that the Company makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or certain other senior officers, or directors, and requires disclosure under applicable SEC rules or the Nasdaq Listing Standards, the Company intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Company’s website, www.strategiceducation.com or, as required, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.
The Company has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Lizette B. Herraiz, Corporate Secretary, Strategic Education, Inc., 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Company’s common stock or (ii) have beneficially owned more than 1% of the Company’s common stock for at least one year will be forwarded to the Board without prior review. In addition, communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Company and will be forwarded to the Board as appropriate.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 3, 2026 (except as otherwise indicated), by each person known by management of the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock, each of the Company’s directors and director nominees, its Chairman, CEO, and other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to the Company. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding as of March 3, 2026.
Name of Beneficial Owner	Common Stock Beneficially Owned(a)	Common Stock Issuable within 60 days	Total	Percentage Owned
Stockholders:
BlackRock, Inc.(b)	3,561,681	—	3,561,681	15.8%
The Vanguard Group, Inc.(c)	2,583,987	—	2,583,987	11.4%
T. Rowe Price Investment Management, Inc.(d)	1,573,353	—	1,573,353	7.0%
Marshfield Associates, Inc.(e)	1,478,522	—	1,478,522	6.5%
Bank of Montreal(f)	1,476,841	—	1,476,841	6.5%
Dimensional Fund Advisors LP(g)	1,334,708	—	1,334,708	5.9%
Directors and director nominees:
Robert S. Silberman	319,152	—	319,152	1.4%
Viet D. Dinh	22,517	—	22,517	*
Dr. Charlotte F. Beason	22,657	—	22,657	*
Rita D. Brogley	12,674	—	12,674	*
Gregory W. Cappelli	1,498	—	1,498	*
Robert R. Grusky	9,946	—	9,946	*
Karl McDonnell	158,978	—	158,978	*
Dr. Michael A. McRobbie	7,633	—	7,633	*
Dr. Benjamin E. Sasse	2,691	—	2,691	*
William J. Slocum	6,379	—	6,379	*
Michael J. Thawley	10,053	—	10,053	*
G. Thomas Waite, III	15,926	—	15,926	*
Named Executive Officers:
Daniel W. Jackson	100,096	—	100,096	*
Lizette B. Herraiz	66,160	—	66,160	*
Christa E. Hokenson	67,195	—	67,195	*
All Executive Officers and Directors (15 persons)	823,555	—	823,555	3.6%

*
represents amounts less than 1%.

(a)
For directors and officers, the number of shares of common stock beneficially owned includes shares of restricted stock, which the holder is entitled to vote.

(b)
The information concerning BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 23, 2024. BlackRock, Inc. reports that, as of December 31, 2023, of the shares of common stock shown as beneficially owned, it had sole voting power over 3,499,894 shares and sole dispositive power over 3,561,681 shares. BlackRock, Inc. reports that it is the parent holding company of subsidiaries identified in the Schedule 13G/A that hold shares of the common stock reported in the Schedule 13G/A. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(c)
The information concerning The Vanguard Group, Inc. is based on a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, Inc. reports that, as of December 29, 2023, of the shares of common stock shown as beneficially owned, it had shared voting power over 14,574 shares, sole dispositive power over 2,545,658 shares, and shared dispositive power over 38,329 shares. The Vanguard Group, Inc. reports that its clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in the Schedule 13G/A. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(d)
The information concerning T. Rowe Price Investment Management, Inc. is based on a Schedule 13G/A filed with the SEC on August 14, 2025. T. Rowe Price Investment Management, Inc. reports that, as of June 30, 2025, of the shares of common stock shown as beneficially owned, it had sole voting power over 1,563,444 shares and sole dispositive power over 1,573,353 shares. The address of T. Rowe Price Investment Management, Inc. is 1307 Point Street, Baltimore, Maryland 21231.

(e)
The information concerning Marshfield Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 17, 2026. Marshfield Associates, Inc. reports that, as of December 31, 2025, of the shares of common stock shown as beneficially owned, it had sole voting power over 1,096,519 shares and sole dispositive power over 1,478,522 shares. The address of Marshfield Associates Inc. is 21 Dupont Circle, NW, Suite 500, Washington, DC 20036.

(f)
The information concerning Bank of Montreal is based on a Schedule 13G filed with the SEC on February 12, 2026. Bank of Montreal reports that, as of December 31, 2025, of the shares of common stock shown as beneficially owned, it had sole voting power over 1,086,672 shares and sole dispositive power over 1,476,841 shares. The address of Bank of Montreal is 1 First Canadian Place, Toronto, Ontario, Canada M5X1A1.

(g)
The information concerning Dimensional Fund Advisors LP is based on a Schedule 13G filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP reports that, as of December 29, 2023, of the shares of common stock shown as beneficially owned, it had sole voting power over 1,313,115 shares and sole dispositive power over 1,334,708 shares. Dimensional Fund Advisors LP reports that it serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”) and that such Funds hold shares of the common stock reported in the Schedule 13G. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

EXECUTIVE COMPENSATION
The following discussion summarizes our executive compensation program for our named executive officers (“NEOs”). For 2025, our NEOs were:
NEO	Title
Robert S. Silberman	Chairman
Karl McDonnell	Chief Executive Officer & Director
Daniel W. Jackson	Chief Financial Officer & Chief Administrative Officer
Lizette B. Herraiz	Chief Legal Officer & General Counsel
Christa E. Hokenson	Chief Human Resources Officer
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Company’s executive compensation program is designed to drive performance and align the long-term interests of management and our stockholders. Academic quality is the cornerstone of this program and ultimately advances all other key metrics. The Company’s policies on compensation, consistent with Department of Education regulations, seek to reward achievement of financial and strategic goals, both of which are driven by the success of our academic programs.
The following chart highlights key policies and objectives behind the Company’s development, review, and approval of named executive officer compensation:
COMPENSATION OBJECTIVES
Align Interests	The Compensation Committee seeks to align the perspectives of our executives and directors with those of our stockholders. It does so by designing a compensation program that incentivizes the achievement of strategic goals that ultimately drive the creation of sustainable stockholder value, including student success, regulatory compliance, and financial performance. Each of these goals is advanced by a focus on academic quality and the student experience. The Company also aligns long-term interests of our named executive officers and Board members with those of our stockholders by setting requirements on share ownership for all named executive officers and Board members.
Attract and Retain Talent	The Company sets compensation at levels sufficient to attract and retain highly qualified and productive personnel, as well as reward executives for actions that create long-term stockholder value. There are three major components of overall compensation: salary, non-equity incentive compensation, and equity grants. In order to better align pay with performance, the Compensation Committee generally establishes incentive compensation programs that comprise the majority of overall named executive officer compensation.
Pay for Performance	In making decisions on whether, and at what level, to fund non-equity incentive compensation each year, the Compensation Committee assesses Company performance against certain preset goals and objectives determined annually by the Board of Directors. These objectives consist of both quantitative financial metrics and strategic measures. For 2025, the Compensation Committee set threshold, target, and stretch levels for financial metrics, which achieve a 50%, 100%, and 150% potential target payout respectively, with reductions or increases corresponding to the percentage of target achieved between these ranges for all financial metrics.

The Company increases value and accountability through the following best practices:
WHAT WE DO		WHAT WE DO NOT DO
✓	Limit discretion by setting clear quantitative metrics for non-equity incentive compensation, with target payouts as a percentage of base salary for all named executive officers	X	No compensation decisions for our NEOs without oversight of independent directors
✓	Establish Chief Executive Officer (“CEO”) target annual compensation that is at least 50% performance-based	X	No hedging or other investments in derivatives of the Company, and no margin purchases
✓	Include robust performance-based criteria for the vesting of equity grants to named executive officers	X	No pledging of Company securities
✓	Include double-trigger change in control vesting provisions for equity awards	X	No excise tax gross-ups upon or following a change in control
✓	Clawback incentive compensation based on restated financial statements or performance metrics, regardless of whether the restatement is for miscalculation or misconduct	X	No stock option re-pricing
✓	Use a representative and relevant peer group to guide compensation	X	No perquisites for our NEOs
✓	Set robust stock ownership guidelines	X	No executive pensions or supplemental executive retirement plan (“SERP”)
Compensation Policies and Objectives
In accordance with the Compensation Committee charter, the Company employs the following general policies in determining executive compensation:
•
It is the policy of the Company that the three primary components of the Company’s compensation package for named executive officers (salary, non-equity incentive compensation, and equity grants) be considered in the aggregate. In other words, the total compensation of our executive officers should be appropriate to their contributions, and the amount of each component should take into account the size of their total compensation package, even if one individual component is larger or smaller than industry average.

•
The Company believes that compensation of the Company’s key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and reward superior performance.

•
Consistent with Department of Education regulations, the Company seeks to reward achievement of specific corporate goals by providing named executive officers with the opportunity to participate in a non-equity incentive compensation plan with specific, pre-defined corporate goals and target payouts as a percentage of salary, and equity compensation with a required vesting period and robust performance-based vesting criteria.

•
The Compensation Committee evaluates the extent to which the Company met certain preset performance objectives set annually by the Board to determine whether and/or at what level to pay non-equity incentive compensation. The Compensation Committee makes these assessments based on the Company’s annual financial statements, which are audited by the Company’s independent auditing firm. Each year, the corporate objectives used to determine incentive compensation eligibility for executives are chosen by the Board of Directors from criteria that were approved by the stockholders of the Company. The criteria used for 2025 were approved by stockholders at the 2018 Annual Meeting of Stockholders of the Company on November 6, 2018.

•
One of the Company’s guiding principles is that its officers and directors think like owners. To this end, the Company has a requirement that within three years of hiring or promotion executive officers own shares equal to the amounts shown in the table below. Independent directors must own shares equal to 5x the maximum cash portion of the annual retainer within five years of the date of election. The Board reviews compliance with this policy consistent with historic share ownership, market price fluctuations, and other factors.

Title	Required Share Ownership
Chairman	5x Annual Salary
Chief Executive Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	2x Annual Salary
Board of Directors	5x Cash Retainer

•
In determining compensation levels at the Company for 2025, the Compensation Committee compared executive compensation at the Company to that of immediate competitors in higher education, as well as other peers in the broader education industry similar in revenue, market capitalization, and growth profile. For 2025, those eleven publicly traded companies were: Bright Horizons Family Solutions Inc., Chegg, Inc., Covista Inc. (formerly Adtalem Global Education Inc.), Graham Holdings Company, Grand Canyon Education, Inc., John Wiley & Sons, Inc., Stride, Inc. (formerly K12, Inc.), Laureate Education, Inc., Pearson PLC, Perdoceo Education Corporation, and Udemy, Inc.

•
The Compensation Committee generally sets salary targets at the midpoint of comparable companies and incentive compensation grants (both non-equity and stock-based) at or above the midpoint of comparable companies. This mix of compensation ensures that a greater proportion of executive pay is based on actual performance of the Company. If, in the Board’s judgment, the midpoint or upper quartile calculations of the comparable companies yield too high a compensation level, the Board will not match these levels, but instead will make reasoned judgments to establish the Company’s executive compensation at levels it deems more appropriate.

Stockholder Outreach
The Company values our stockholders’ opinions on the effectiveness of our compensation program. At the 2025 Annual Meeting of Stockholders, more than 98% of the votes cast were cast in favor of the advisory resolution to approve the 2024 compensation for the Company’s named executive officers. The Company believes this vote reflected clear stockholder approval of the Company’s pay practices and the absence of any practices that stockholders consider problematic. Additionally, we enhance our compensation program based on stockholder feedback and expectations:
•
Engage stockholders to receive more and continuing feedback on our compensation program;

•
Utilize a non-equity incentive compensation plan for all NEOs, with target payouts designated as a percentage of base salary;

•
Include robust performance criteria for the vesting of all performance-based equity awards;

•
Provide transparency to the actual performance objectives established by the Board; and

•
Provide disclosures regarding the objectives and targets used to make determinations on compensation.

Throughout 2025, the Company continued our practice of year-round stockholder engagement related to business highlights and governance. This engagement helped us better understand stockholder perspectives on significant issues, including company performance and strategy, our compensation practices, and governance and other topics. At various times during the year, we met with representatives from 51 different institutional investors, who collectively own approximately 4.7 million shares or 21% of the Company’s outstanding shares as of the record date. The Compensation Committee values stockholder feedback provided through both the voting at the annual meeting of stockholders and stockholder outreach and will continue to consider stockholder feedback in the future.

Who Determines Compensation?
Each year, the Board of Directors sets a number of goals and objectives for the Company’s business that align with our business strategy and reflect both financial and non-financial Company performance criteria. From these Company goals and objectives, the Compensation Committee designates certain financial, and non-quantitative strategic goals to establish performance expectations associated with non-equity and equity incentives. In 2025, financial metrics made up 80% of non-equity incentive compensation for NEOs. Non-quantitative strategic measures accounted for the remaining 20%. For the 2025 performance year, the Compensation Committee set threshold, target, and stretch levels for each financial measure. Under this framework, meeting each of the financial measures yields a payout of 0% below threshold, 50% at threshold, 100% at target, and 150% at stretch, with actual performance between those levels leading to a corresponding percentage of payout above or below target, up to 150%. Non-quantitative strategic measures are pass/fail. If a pass/fail metric is missed, it receives no corresponding payout. If a pass/fail metric is met, it yields a payout of 100% or greater, corresponding to the average payout percentages calculated for the financial metrics, if such average is above target. The Compensation Committee retains discretion to reduce payouts even when targets are met. As discussed further below in the “2025 Compensation Decisions” section, based on the assessment of 2025 Company performance against the previously established goals, the Compensation Committee determined that all of the financial goals were met between threshold and stretch, and the two non-quantitative strategic goals were met, thus achieving 111.0% of target payout for named executive officers. However, the Committee exercised its discretion and declined to increase the payment on the two pass/fail metrics to correspond to the average payout percentages calculated for financial metrics. As such, the payout was 108.8%.
In accordance with the Compensation Committee charter, compensation for the Company’s Chairman and its CEO is determined by the Compensation Committee, subject to approval of the Company’s Board of Directors (excluding the Chairman and the CEO, who are also directors). In making its determination on Chairman and CEO compensation, the Compensation Committee reviews a number of factors, including but not limited to:
•
The Company’s achievement of annual goals and objectives, both financial and strategic measures, set by the full Board of Directors at the beginning of the year;

•
The long-term performance of the Company; and

•
CEO compensation levels at comparable companies.

For the other named executive officers, the Compensation Committee reviews, approves, and recommends to the full Board compensation based on:
•
Performance of the named executive officers in light of relevant goals and objectives approved by the Compensation Committee and the annual goals and objectives established by the Board;

•
Executive compensation levels at comparable companies; and

•
The recommendations of the Chairman and the CEO.

The Chairman and the CEO provide recommendations for named executive officer compensation (other than themselves) to the Compensation Committee based on a review and analysis of each officer’s performance and contributions to the Company. While the Compensation Committee considers all of these recommendations, the Compensation Committee independently evaluates the recommendations for purposes of making its final recommendations to the full Board.
The Compensation Committee meets in the beginning of each year to review financial performance, to determine non-equity incentive compensation for the prior fiscal year, to consider equity awards, and to set executive officer salaries for the next fiscal year. The Compensation Committee meets again during the year, as may be required, to address compensation and equity grant issues for new officers and directors, to make equity grants as long-term compensation, and to make other determinations or recommendations with respect to employee benefit plans and related matters.

Identification and Analysis of 2025 Compensation Programs
During 2025, the Company’s executive compensation program primarily included salaries, non-equity incentive compensation, and long-term compensation in the form of restricted stock awarded under the Company’s 2018 Equity Compensation Plan.
•
Salary:    Salaries for executives other than the Chairman and the CEO are reviewed, approved, and recommended to the full Board annually by the Compensation Committee upon recommendation of the Chairman and the CEO. The Chairman and the CEO have employment agreements which include provisions regarding salary (see “Employment Agreements with Mr. Silberman and Mr. McDonnell” and “Potential Payments upon Termination or Change in Control” sections below) and their salaries are reviewed and approved annually by the Compensation Committee and the Board of Directors. The primary purpose of the base salaries paid to the Company’s NEOs is to pay a fair, market competitive rate in order to attract and retain key executives. As discussed further above in the section titled, “Compensation Policies and Objectives,” the Compensation Committee generally sets salary targets at the midpoint of comparable companies.

•
Non-Equity Incentive Compensation:    Non-equity incentive compensation for our named executive officers is determined each year by our Board of Directors upon the recommendation of the Compensation Committee. In determining whether and/or how much non-equity incentive compensation to recommend, the Compensation Committee determines whether, and to what extent, the Company has achieved its annual corporate objectives for the year, compares that achievement against specific, predetermined performance criteria, and calculates the payout relative to target.

As befits a company whose main operating assets are institutions of higher education holding the highest possible academic accreditation, these annual corporate objectives include non-financial goals and financial metrics. Of course, even if the Company achieves all of its non-financial and financial objectives in a given year, in the event of a breach of regulatory, legal, or ethical business standards, the Compensation Committee has the authority to eliminate the payment of non-equity incentive compensation for that year.
Although the Company’s stock price may fluctuate during the year, the Board strongly believes that management’s responsibility is to create an enduring increase in the long-term value of the Company. By achieving its annual corporate objectives, management will necessarily increase the long-term value of the Company and generate sustainable long-term increases in the value of our equity. Each year, the Board selects annual corporate objectives, which may include performance metrics approved by the stockholders of the Company for purposes of the Company’s equity and non-equity incentive compensation programs. For 2025, the objectives for the named executive officers were chosen based on performance metrics approved by stockholders at the 2018 Annual Meeting of Stockholders, as part of the 2018 Equity Compensation Plan, which amended and restated the 2015 Equity Compensation Plan. While the Board believes that each of the various annual corporate objectives is relevant to the determination of executive compensation, the achievement of any one annual corporate objective would not, in and of itself, result in a specific amount of non-equity incentive compensation being paid to our named executive officers. In establishing the performance targets, the Compensation Committee sets the targets at levels that are realistic, and not guaranteed to be achieved.
The target non-equity incentive compensation for the Chief Executive Officer is 125% of base salary, as set forth in his employment agreement. For 2025, the Compensation Committee set target non-equity incentive compensation for other executive officers based on its evaluation of expectations for the positions held and the executives’ ultimate ability to influence the outcomes desired. For the Chief Financial Officer, the Compensation Committee set target non-equity incentive compensation at 100% of base salary. For the General Counsel and Chief Human Resources Officer, the target was set at 75% of base salary. As set forth in his employment agreement (which was amended in 2023 and is described below), Mr. Silberman no longer participates in the Company’s annual non-equity incentive compensation pool.

See “Summary Compensation Table” and “2025 Compensation Decisions” below for more information regarding non-equity incentive compensation for 2025.
•
Bonuses for Other Senior Executives:    Consistent with Department of Education regulations, the Company has established a bonus plan for senior executives who are not executive officers but who nevertheless meaningfully contribute to the success of the Company’s subsidiaries and the financial health of the Company. Such bonuses, both in cash and in equity, are determined each year by the Compensation Committee based on recommendations from the Chairman and CEO. In determining whether and how much to recommend for such bonuses, the Compensation Committee determines whether and to what extent the Company has achieved its annual corporate objectives for the year, the individual contribution of each executive to such achievement, and other criteria, such as comparable market pay and retention priorities.

•
Equity-based Compensation Program:    As discussed above, the Company believes it should, subject to achievement of certain non-financial, financial, and individual objectives, make annual equity grants in order to retain, motivate, and align the interests of those key executive officers, including our NEOs, with stockholders.

Equity awards under this program are only made after the Compensation Committee and the full Board of Directors have completed their analysis of both corporate and individual performance described above. For our Chief Executive Officer, we believe that at least 50% of his target total annual compensation should be performance-based equity grants of restricted stock with at least a four-year cliff vest. Equity grants made in 2025 require that Strayer University, Capella University, and Torrens University maintain their accreditation and all required regulatory approvals; that Strayer University and Capella University shall not have lost Title IV eligibility due to a breach of the 90/10 ratio requirement; and that Strayer University and Capella University have cohort default rates below the national average for proprietary institutions. The 90/10 ratio prohibits a proprietary institution from deriving more than 90% of revenues from Title IV funds. The cohort default rate is the federally mandated measure of student defaults on Title IV loans based on a three-year cohort, and an institution may lose eligibility to participate in some or all Title IV programs if, for three consecutive fiscal years, 30% or more of its students default on payments. Setting the maximum at below the average for proprietary schools helps ensure continued eligibility for Title IV funds for Strayer University and Capella University, while at the same time recognizing industry or nationwide conditions that may cause the rates to fluctuate year-to-year. These additional, robust criteria therefore serve the multiple purposes of improving student success, ensuring regulatory compliance, and enhancing the intrinsic value of the Company for its stockholders.
We view our equity as very valuable and are reluctant to issue it. Consistent with this view, we only grant equity awards to employees and directors when we believe the Company is getting incremental value (in terms of their service and performance) in return.
Our restricted stock agreements with employees contain specific clawback provisions. First, to the extent an employee is or becomes subject to a recoupment policy, including the Recoupment Policy described below, that employee must repay the Company for awards that the Company seeks to recoup under the Policy. Second, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct associated with any financial reporting requirement and the employee at issue (i) engaged in that misconduct, (ii) knowingly failed to prevent the misconduct, or (iii) was grossly negligent in preventing the misconduct, the employee is required to reimburse the Company the amount of any payment received in respect of the award earned or accrued during the 12-month period following the filing of the financial document that contained information affected by the material noncompliance. Third, if the Company is required to prepare an accounting restatement for any reason, then the employee must forfeit any cash or stock received in connection with the award if any amount of the award was based on the achievement of pre-established performance goals that were later determined, as a result of the accounting restatement, not to have been achieved.
•
Perquisites and Other Personal Benefits:    The Company does not offer any perquisites to its named executive officers. Further, named executive officers receive no incremental retirement benefits other than those offered to all employees of the Company.

•
Employment Agreements with Mr. Silberman and Mr. McDonnell:   Robert S. Silberman, the Company’s Chairman, has an employment agreement with the Company which, prior to being amended, had an initial term of approximately three years (ending on December 31, 2004), and thereafter, automatically extended for successive one-year periods unless either the Company or Mr. Silberman provided timely notice to the contrary. Mr. Silberman’s employment agreement was amended on May 2, 2013, in connection with his transition from Chief Executive Officer to Executive Chairman, again on April 24, 2014, and again in connection with his transition from Executive Chairman to Chairman on April 26, 2023. Under the agreement, as amended, Mr. Silberman’s initial term of employment is five years (ending on April 26, 2028), and is automatically renewable thereafter for one-year terms unless the Company or Mr. Silberman provides notice otherwise. The amended agreement provides for a base salary of not less than $800,000 per annum (subject to annual cost-of-living increases and any other increases that may be approved by the Board of Directors from time to time). Under the amended agreement, Mr. Silberman does not participate in the Company’s annual non-equity incentive compensation pool, but is eligible to receive annual grants of equity incentive compensation, which grants will be subject to the Company’s equity compensation program in effect from time to time. In the event of Mr. Silberman’s termination without cause, the employment agreement provides for the lump sum payment of three years’ base salary, three years of medical benefits, and immediate accelerated vesting of all previously granted restricted stock and option awards. (Cause is defined in the agreement as (i) the willful and continued failure to perform required duties not cured within thirty days of receiving written notice from the Company detailing such failure, (ii) engaging in willful misconduct which is materially injurious to the Company, (iii) a conviction or no-contest plea with respect to any felony, or (iv) a material breach of the employment agreement not cured within thirty days of receiving written notice from the Company of such breach.) The employment agreement also provides for a double-trigger change of control termination clause, wherein if Mr. Silberman is either (i) terminated by the Company without cause within six months of the effective date of the change of control, or (ii) there is a material reduction in Mr. Silberman’s authority, function, duties, or responsibilities which causes Mr. Silberman’s resignation within six months of the change of control, he would receive all payments to which he would be entitled for any “without cause” termination, as well as a one-time payment of $2,925,000 (an amount equal to three times his most recent non-equity incentive compensation award, which was granted in 2022). Mr. Silberman is not entitled to a gross-up payment for any excise taxes imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Company for six years after his termination of employment and requiring Mr. Silberman to keep the Company’s proprietary information confidential.

The Company also entered into an employment agreement on May 2, 2013 with Karl McDonnell in connection with his promotion to Chief Executive Officer, amended that agreement on April 24, 2014, and amended that agreement again on July 26, 2023. Under the employment agreement, as amended, Mr. McDonnell’s term of employment is five years (ending on July 26, 2028) and is automatically renewable thereafter for one-year terms unless the Company or Mr. McDonnell provides notice otherwise. Under the agreement, Mr. McDonnell is given a base salary of $961,175, which is subject to annual cost-of-living increases and any other increases that may be approved by the Board of Directors from time to time. Mr. McDonnell is also eligible to receive a target non-equity incentive compensation amount equal to 125% of base salary for each fiscal year during which he is employed upon meeting certain corporate and financial goals annually approved by the Board. In addition, Mr. McDonnell’s employment agreement provides for an annual restricted share grant, conditioned upon applicable performance criteria as may be established by the Compensation Committee and with a four-year cliff vest. Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments, and his employment agreement contains severance and restrictive covenant provisions (including a double-trigger change of control termination clause) in line with the provisions set forth in Mr. Silberman’s employment agreement, discussed above.
•
Retirement Compensation Plans:    The Company maintains a retirement plan (the “401(k) Plan”) for its U.S.-based employees intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers eligible full-time and part-time U.S.-based employees of the Company who are at least 21 years of age. The Company, in its discretion, matches employee contributions up to a maximum authorized amount under the plan. In 2025, the Company offered a 100% match on the first 2% of contribution, and a 50% match on the next 2% of the contribution, for a potential Company match of 3% of the employee’s annual salary. The Company offers this plan to enable and encourage its employees to save for their retirement in a tax advantageous way. For ANZ, the Company pays into a superannuation fund for each eligible employee. The Company also maintains an Employee Stock Purchase Plan (the “Employee Purchase Plan”). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Company, through payroll deductions, to purchase shares of its common stock at a 10% discount from the prevailing market price from time to time. The Company offers this Employee Purchase Plan to encourage stock ownership by its employees. The Company does not currently provide executives with any supplemental or deferred retirement plans.
2025 Compensation Decisions
The compensation policies and objectives outlined above formed the basis for the Compensation Committee’s recommendation, and the Board’s determination, of 2025 compensation for our named executive officers. Each component, and the overall compensation package, for named executive officers reflected the Company’s philosophy of paying for performance based on corporate and personal achievements in 2025.
•
Salary:    Our named executive officers received customary salary increases in 2025.

•
Non-equity Incentive Compensation:    At the start of each year, the Board of Directors sets specific goals upon which it will evaluate non-equity incentive compensation in the upcoming year. These goals are comprised of financial objectives, and non-quantitative strategic objectives and strategic measures. In 2025, for the named executive officers, non-equity incentives were based entirely on Company performance against preset goals established by the Board of Directors at the start of the fiscal year. Company performance against financial objectives accounted for 80% of the performance evaluation, and non-quantitative strategic measures accounted for the remaining 20%. The Compensation Committee set threshold, target, and stretch levels for each financial measure. Under this framework, meeting each of the financial measures yields a payout of 0% below threshold, 50% at threshold, 100% at target, and 150% at stretch, with actual performance between those levels leading to a corresponding percentage of payout above or below target, up to 150%. Non-quantitative strategic measures are pass/fail. If a pass/fail metric is missed, it receives no corresponding payout. If a pass/fail metric is met, it yields a payout of 100% or greater, corresponding to the average payout percentages calculated for the financial metrics, if such average is above target.

Target payout is 125% of base salary for the CEO, 100% of base salary for the Chief Financial Officer, and 75% for the General Counsel and Chief Human Resources Officer.
For 2025, the Board of Directors set quantitative financial objectives for Revenue, Operating Income, and Earnings per Share (“EPS”) (weighted at 30%, 25%, and 25% respectively). Two non-quantitative strategic goals, reallocating excess capital to investors and maintaining all regulatory, legal, and ethical standards, were also set (each weighted 10%).
After the conclusion of the fiscal year, the Compensation Committee evaluated the achievement of both the quantitative metrics and the strategic measures. The Compensation Committee determined that the Company achieved the Revenue measure above threshold, achieved the Operating Income and EPS measures above target, and achieved the two non-quantitative strategic goals, resulting in a weighted payout percentage of 111.0% of target. However, the Committee exercised its discretion and declined to increase the payment on the two pass/fail metrics to correspond to the average payout percentages calculated for financial metrics. As such, the payout was 108.8%.

The chart below shows the 2025 breakdown of the performance metrics and the Compensation Committee’s calculations in making its pay-for-performance determinations for our NEOs:
Measure	Weight	Threshold 50% Payout(a)	Target 100% Payout(a)	Stretch 150% Payout(a)	2025 Results(a)	2025 Calculated % of Target	Weighted Payout %
Revenue (in thousands)	30%	$1,254,500	$1,279,500	$1,329,500	$1,274,028	89.1%	26.7%
Operating Income (in thousands)	25%	$178,000	$188,000	$208,000	$197,038	122.6%	30.6%
EPS	25%	$5.50	$5.75	$6.25	$6.01	126.0%	31.5%
Non-quantitative Strategic Goals	20%	—	—	—	Achieved	111.0%	22.2%
Total	100%						111.0%

(a)
The measures that the Compensation Committee uses to evaluate non-equity compensation include Revenue, Operating Income, and EPS. The figures that are used to set targets for non-equity compensation are based on adjusted results, which exclude severance and other costs associated with restructuring, income recognized from certain investments, and certain tax adjustments, and are further adjusted as applicable using a constant exchange rate of 0.66 Australian Dollars to U.S. Dollars and a 29.0% effective tax rate. The EPS result was further adjusted to exclude the impact of share repurchases made throughout the year.

Based on this information, in light of the Committee’s decision to exercise its discretion to reduce the payout to 108.8%, and coupled with the evaluation of individual performance during the course of the year, non-equity incentive compensation for the NEOs (other than the Chairman, who, under his amended employment agreement does not receive non-equity incentive compensation) was as follows:
	Annual Target as a Percentage of Base Salary	2025 Target Award Opportunity	2025 Achievement %	2025 Actual Award	2025 Award as % of Base Salary
Karl McDonnell	125%	$1,280,844	108.8%	$1,393,558	136.0%
Daniel W. Jackson	100%	$621,000	108.8%	$675,648	108.8%
Lizette B. Herraiz	75%	$388,125	108.8%	$422,280	81.6%
Christa E. Hokenson	75%	$388,125	108.8%	$422,280	81.6%

•
Equity-based Compensation:    The Company views its equity as very valuable and is reluctant to issue it given the dilutive effect on existing stockholders. The Compensation Committee determines whether and to what extent the NEOs receive grants based on the NEOs’ contributions towards achievement of corporate goals, coupled with the Company’s desire to retain, motivate, and align the interests of NEOs with stockholders’ interests.

In February 2025, the Compensation Committee and Board evaluated the achievement of the previous fiscal year’s goals, as well as each executive officer’s individual contributions thereto, in making determinations on executive officer long-term incentive equity grants. Mr. McDonnell was awarded a performance-based restricted share equity grant with a grant date fair value of $3,250,000. Mr. Silberman was awarded a performance-based restricted share equity grant with a grant date fair value of $3,250,000. Also in February 2025, Mr. Jackson received a performance-based restricted share equity grant with a grant date fair value of $2,000,000, and Ms. Herraiz and Ms. Hokenson each received a performance-based restricted share equity grant with a grant date fair value of $1,000,000. For all February 2025 awards, the Compensation Committee determined the grant date fair value based on the closing price of the Company’s common stock on February 26, 2025, the date of grant. The size of these awards was determined based on the operating successes of 2024 and revenue and earnings growth across all of our segments. The restricted shares have a 4-year cliff vest and contain robust performance measures as described below.

Performance criteria related to the vesting of equity grants made to the named executive officers in 2025 included maintaining all required regulatory approvals and the accreditation of both Strayer University and Capella University, maintaining accreditation and regulatory approvals for Torrens University, and (1) ensuring that Strayer University and Capella University shall not have lost Title IV eligibility due to a breach of the 90/10 ratio requirement, and (2) maintaining the cohort default rates of both Strayer University and Capella University below the national average of proprietary institutions, for each of the fiscal years from 2025 through 2028. The Compensation Committee believes that, while financial metrics are key drivers of short-term performance, the performance criteria underpinning performance-based equity are critical to ensure the long-term sustainability of the Company’s business model.
For the previous grants of restricted stock that vested in 2025, the Compensation Committee determined that the performance criteria had been met.
Recoupment Policy
The Company adopted an amended Recoupment Policy effective November 2023. The amended policy, which each executive officer who receives incentive-based compensation, as well as the Chief Accounting Officer, must acknowledge and agree to, requires that any incentive-based compensation will be subject to recoupment in the event of any accounting restatement (as defined in the policy), including an accounting restatement “to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period”; or a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive-based compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.
Insider Trading Policy
The Company has adopted an insider trading policy, included in our Code of Business Conduct, governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees, or the Company itself, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq Listing Standards. The full text of our Code of Business Conduct, including our insider trading policy, was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
No Hedging, Pledging or Short Sales Transactions Permitted
The Company’s Code of Business Conduct prohibits all officers, directors, trustees and other persons designated by the Audit Committee from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities or otherwise investing in options, warrants, stock appreciation rights, put or call option contracts, straddles or similar rights relating to the Company’s securities. In addition, the Code of Business Conduct prohibits such persons from pledging any Company securities as collateral for a loan, engaging in short sales of Company securities, or purchasing the Company’s securities on margin.
Policies and Practices Related to the Grant of Certain Equity Awards
While we do not have a formal policy with respect to the timing of awards of stock options, stock appreciation rights, or similar option-like instruments to our NEOs, historically, including during 2025, our Compensation Committee has not granted such awards. The Compensation Committee approves the grant of equity compensation awards at approximately the same time every year. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Impact of Tax and Accounting Treatment
Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer, chief financial officer, and certain other highly compensated employees (except for certain compensation that is “grandfathered” in accordance with the Tax Cuts and Jobs Act of 2017). The Company intends to continue its practice of making a large percentage of named executive officer compensation performance-based, despite the fact that such amounts above $1 million are no longer tax deductible.
Summary Compensation Table
The following table sets forth all compensation awarded to the Company’s named executive officers for the fiscal years ended December 31, 2023, 2024, and 2025:
	Year	Salary	Non-Equity Incentive Plan Compensation(a)	Stock Awards(b)	All Other Compensation(c)	Total
Robert S. Silberman, Chairman	2025	$855,528	$—	$3,250,000	$10,500	$4,116,028
	2024	$832,000	$—	$3,250,000	$10,380	$4,092,380
	2023	$800,000	$—	$3,200,000	$9,930	$4,009,930
Karl McDonnell, Chief Executive Officer & Director	2025	$1,018,009	$1,393,558	$3,250,000	$10,500	$5,672,067
	2024	$990,010	$1,237,513	$3,250,000	$10,350	$5,487,873
	2023	$961,175	$1,196,663	$3,250,000	$9,900	$5,417,738
Daniel W. Jackson, Executive Vice President, Chief Financial Officer & Chief Administrative Officer	2025	$616,962	$675,648	$2,000,000	$10,600	$3,303,210
	2024	$600,000	$600,000	$2,000,000	$10,385	$3,210,385
	2023	$574,000	$571,704	$2,000,000	$9,955	$3,155,659
Lizette B. Herraiz Senior Vice President, Chief Legal Officer & General Counsel	2025	$514,135	$422,280	$1,000,000	$10,685	$1,947,100
	2024	$500,000	$375,000	$1,000,000	$10,605	$1,885,605
	2023	$486,000	$363,042	$1,000,000	$9,955	$1,858,997
Christa E. Hokenson Senior Vice President & Chief Human Resources Officer	2025	$514,135	$422,280	$1,000,000	$10,500	$1,946,915
	2024	$500,000	$375,000	$1,000,000	$10,380	$1,885,380
	2023	$466,000	$348,102	$1,000,000	$9,930	$1,824,032

(a)
The Non-Equity Incentive compensation reported in this column was earned in fiscal years 2025, 2024, and 2023 and paid in fiscal years 2026, 2025, and 2024, respectively. See “Non-Equity Incentive Compensation” discussion above for additional detail.

(b)
The amounts shown in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718. In 2023, grant date fair value was based on the closing price of the Company’s common stock on February 21, 2023. In 2024 and 2025, grant date fair value was based on the closing price of the Company’s common stock on the grant date. The value of any dividends paid by the Company is assumed to be included in the grant date fair value of each award.

(c)
All Other Compensation for each named executive officer primarily represents the Company’s $10,500 matching contribution to the Company’s 401(k) plan.

Grants of Plan-Based Awards
The following table sets forth grants of plan-based awards to the Company’s named executive officers for the fiscal year ended December 31, 2025.
	Grant Date	Estimated future payouts under non-equity incentive plan awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(c)	Vesting Date
Name		Threshold ($)	Target ($)	Maximum ($)
Robert S. Silberman, Chairman	2/26/25				33,184(a)	3,250,000	2/26/29
	—	—	—	—
Karl McDonnell, Chief Executive Officer & Director	2/26/25				33,184(a)	3,250,000	2/26/29
	—	640,422	1,280,844	1,921,266
Daniel W. Jackson, Executive Vice President, Chief Financial Officer & Chief Administrative Officer	2/26/25				20,421(a)	2,000,000	2/26/29
	—	310,500	621,000	931,500
Lizette B. Herraiz Senior Vice President, Chief Legal Officer & General Counsel	2/26/25				10,211(a)	1,000,000	2/26/29
	—	194,063	388,125	582,188
Christa E. Hokenson Senior Vice President & Chief Human Resources Officer	2/26/25				10,211(a)	1,000,000	2/26/29
	—	194,063	388,125	582,188

(a)
These awards of restricted stock vest 100% on February 26, 2029, upon the satisfaction of certain performance criteria as discussed above in the “Equity-based Compensation” section. The closing price of the Company’s common stock was $97.94 on the grant date of these awards.

(b)
Represents potential cash payments based on the satisfaction of certain objectives as discussed above in the “Non-Equity Incentive Compensation” section.

(c)
The amounts shown in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718. The value of any dividends paid by the Company is assumed to be included in the grant date fair value of each award.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth outstanding stock awards of the Company’s named executive officers as of December 31, 2025. There were no outstanding option awards held by the Company’s named executive officers as of December 31, 2025.
Name	Restricted Stock/ Restricted Stock Unit Award Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock at 12/31/25 That Have Not Vested ($)(e)	Restricted Stock Vesting Date
Robert S. Silberman, Chairman	2/24/22	57,542 (a)	$4,615,000	2/24/26
	2/22/23	34,000(b)	$2,727,000	2/22/27
	2/28/24	34,189 (c)	$2,742,000	2/28/28
	2/26/25	33,184(d)	$2,661,000	2/26/29
Karl McDonnell, Chief Executive Officer & Director	2/24/22	67,133 (a)	$5,384,000	2/24/26
	2/22/23	34,531(b)	$2,769,000	2/22/27
	2/28/24	34,189 (c)	$2,742,000	2/28/28
	2/26/25	33,184(d)	$2,661,000	2/26/29
Daniel W. Jackson, Executive Vice President, Chief Financial Officer & Chief Administrative Officer	2/24/22	38,362 (a)	$3,077,000	2/24/26
	2/22/23	21,250(b)	$1,704,000	2/22/27
	2/28/24	21,040 (c)	$1,687,000	2/28/28
	2/26/25	20,421(d)	$1,638,000	2/26/29
Lizette B. Herraiz, Senior Vice President, Chief Legal Officer & General Counsel	2/24/22	19,181 (a)	$1,538,000	2/24/26
	2/22/23	10,625(b)	$852,000	2/22/27
	2/28/24	10,520 (c)	$844,000	2/28/28
	2/26/25	10,211(d)	$819,000	2/26/29
Christa E. Hokenson, Senior Vice President & Chief Human Resources Officer	2/24/22	19,181 (a)	$1,538,000	2/24/26
	2/22/23	10,625(b)	$852,000	2/22/27
	2/28/24	10,520 (c)	$844,000	2/28/28
	2/26/25	10,211(d)	$819,000	2/26/29

(a)
These awards of restricted stock vested 100% on February 24, 2026, upon the satisfaction of certain performance criteria. The Company’s closing price of common stock was $50.05 on the grant date of these awards.

(b)
These awards of restricted stock vest 100% on February 22, 2027, subject to the satisfaction of certain performance criteria. The Company’s closing price of common stock was $94.12 on February 21, 2023, which was used as the grant date per share value of these awards.

(c)
These awards of restricted stock vest 100% on February 28, 2028, subject to the satisfaction of certain performance criteria. The Company’s closing price of common stock was $95.06 on the grant date of these awards.

(d)
These awards of restricted stock vest 100% on February 26, 2029, subject to the satisfaction of certain performance criteria. The Company’s closing price of common stock was $97.94 on the grant date of these awards.

(e)
Reflects the market value of unvested awards of restricted stock based on the Company’s closing stock price of $80.20 on December 31, 2025.

Options Exercised and Restricted Stock Vested
The following table sets forth the shares of restricted stock that vested during the fiscal year ended December 31, 2025 for each of the named executive officers and the value realized upon the vesting of such shares. None of the named executive officers exercised options during the fiscal year ended December 31, 2025.
Name	Number of Shares Acquired On Vesting (#)	Realized Value On Vesting(1) ($)
Robert S. Silberman, Chairman	55,267	5,437,720

Karl McDonnell, Chief Executive Officer & Director	55,267	5,437,720

Daniel W. Jackson, Executive Vice President, Chief Financial Officer & Chief Administrative Officer	11,054	1,087,603

Lizette B. Herraiz, Senior Vice President, Chief Legal Officer & General Counsel	5,527	543,802

Christa E. Hokenson Senior Vice President & Chief Human Resources Officer	5,527	543,802

(1)
With respect to these awards, realized value was determined by multiplying the number of shares by the Company’s closing price of common stock on February 24, 2025. These shares vested on February 25, 2025 and were valued at $98.39 per share.

Potential Payments upon Termination or Change in Control
In 2025, Mr. Silberman and Mr. McDonnell were the only named executive officers with employment contracts, and both agreements provide for a double-trigger change of control termination clause. In the event that Mr. Silberman is terminated by the Company without cause, he is entitled to receive a lump sum payment of three years’ salary, which would currently total approximately $2.6 million, and all restricted stock awards previously granted to him shall immediately vest. (Cause is defined in the contract as (i) the willful and continued failure to perform required duties not cured within thirty days of receiving written notice from the Company detailing such failure, (ii) engaging in willful misconduct which is materially injurious to the Company, (iii) a conviction or no-contest plea with respect to any felony, or (iv) a material breach of the employment agreement not cured within thirty days of receiving written notice from the Company of such breach.) If Mr. Silberman is terminated without cause within six months of a change of control, or there is a material reduction in his authority, function, duties, or responsibilities which causes his resignation within six months of a change of control, Mr. Silberman would receive all payments to which he would be entitled for any “without cause” termination, as well as a one-time payment in an amount equal to three times his most recent non-equity incentive compensation award ($2.9 million) (because he no longer is entitled to non-equity incentive compensation, this is based off of his 2022 award). (A change of control is defined in the contract as the acquisition of more than 50% of the voting stock of the Company or the acquisition of combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, completion of a merger or other business combination resulting in a change in control of more than 50% of the voting stock of the Company, election of a substantially different Board of Directors or approval by stockholders of a complete liquidation or dissolution of the Company.) Consistent with the agreement with Mr. Silberman in effect since 2001, Mr. Silberman is entitled to three years of medical benefits following a termination without cause (estimated cost of $67,000). Mr. Silberman is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Company for six years after his termination of employment and requiring Mr. Silberman to keep the Company’s proprietary information confidential.

In the event that Mr. McDonnell is terminated by the Company without cause, he is entitled to receive a lump sum payment of three years’ salary (which would currently total approximately $3.1 million), up to three years’ medical benefits (estimated cost of $67,000), and all restricted stock awards shall immediately vest. (Cause is defined in the same manner as in Mr. Silberman’s employment agreement.) If Mr. McDonnell is terminated without cause within six months of a change in control, or there is a material reduction in his authority, function, duties, or responsibilities which causes his resignation within six months of a change in control, Mr. McDonnell is entitled to the same payments and benefits as in any other termination without cause, plus three times his latest previous annual non-equity incentive compensation award actually paid (which would currently total approximately $4.2 million). (A change in control is defined in the same manner as in Mr. Silberman’s employment agreement.) Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. McDonnell from competing with the Company for six years after his termination of employment and requiring Mr. McDonnell to keep the Company’s proprietary information confidential.
All stock options and restricted stock awards contain a double-trigger change in control vesting clause. That is, the options and awards vest in connection with a change in control only if such change in control results in (1) termination of employment by the Company without cause within six months of the effective date of the change in control; or (2) the occurrence of a material reduction in the officers’ authority, functions, duties, or responsibilities which causes the executives’ resignation from the Company within six months of the effective date of the change in control.
The value attributable to the accelerated vesting of stock-based awards resulting from a termination in connection with a change in control is set forth below, assuming the change of control occurred on December 31, 2025, when the most recent closing price of the Company’s common stock was $80.20.
Name	Value Realized Upon Vesting Due to Change in Control with Termination ($)
Robert S. Silberman	12,745,000
Karl McDonnell	13,556,000
Daniel W. Jackson	8,106,000
Lizette B. Herraiz	4,053,000
Christa E. Hokenson	4,053,000

Securities Authorized for Issuance Under Equity Compensation Plans
Set forth in the table below is information pertaining to securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2025. There are options and restricted stock units but no warrants existing under these plans.
Equity Compensation Plan Information
as of December 31, 2025(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans previously approved by security holders
2018 Equity Compensation Plan which replaced the 2015 Equity Compensation Plan	—	$—	983,727
Equity compensation plans not previously approved by security holders(3)
Capella Education Company 2014 Equity Incentive Plan	5,458	$79.74	—
Capella Education Company 2005 Stock Incentive Plan	—	$—	—
Total	5,458	$79.74	983,727

(1)
In 2022, the Company sought and received shareholder approval to amend the Strategic Education, Inc. 2018 Equity Compensation Plan, the result of which was to make available shares for issuance thereunder that were previously available for issuance under the Capella Education Company 2014 Equity Incentive Plan. In 2025, the Company sought and received shareholder approval to amend the Strategic Education, Inc. 2018 Equity Compensation Plan to increase the number of shares available for issuance by 700,000.

(2)
The weighted average exercise price does not reflect shares that will be issued upon the vesting of outstanding restricted stock units.

(3)
In connection with the merger of the Company with Capella Education Company on August 1, 2018, the Capella Education Company 2014 Equity Incentive Plan and the Capella Education Company 2005 Stock Incentive Plan were assumed by the Company.

COMPENSATION COMMITTEE REPORT
The Company has established a standing Compensation Committee. The Compensation Committee is composed of Ms. Brogley (Chair), Mr. Cappelli, and Dr. McRobbie. Prior to April 23, 2025, the Compensation Committee consisted of Ms. Brogley (Chair), Dr. McRobbie, and Mr. Slocum. Prior to March 18, 2025, the Compensation Committee consisted of Ms. Brogley (Chair), Dr. Casteen, Dr. McRobbie, and Mr. Slocum.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and, based on the review and discussion, the Committee recommended to the Board to include this information in the Company’s Annual Report on Form 10-K and proxy statement.
Compensation Committee:
Rita D. Brogley, Chair
Gregory W. Cappelli
Dr. Michael A. McRobbie
AUDIT COMMITTEE REPORT
The Audit Committee of the Strategic Education, Inc. (the “Company”) Board of Directors is composed of three directors, Messrs. Waite (Chair), Slocum, and Thawley, all of whom are independent, as independence is defined under the Nasdaq Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. Prior to May 21, 2025, the Audit Committee consisted of Messrs. Waite (Chair), Johnson, Slocum, and Thawley. The Audit Committee operates under a written charter first adopted in 2001, which is currently reviewed annually, and which has periodically been revised by the Committee to reflect regulatory developments.
The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.
The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.
In connection with this responsibility, during 2025 the Audit Committee met and held discussions with management four times together with the Company’s independent registered public accounting firm. The Audit Committee reviewed and discussed the audited financial statements with management. At least quarterly, as a matter of practice, the Audit Committee, in addition to the agenda with all present, meets separately with management, internal audit, and Deloitte & Touche LLP, and in executive session of itself. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and independently with Deloitte & Touche LLP. The Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
During the year 2025, management conducted the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K). The reports of Deloitte & Touche LLP related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting.
The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of Deloitte & Touche LLP and has discussed with Deloitte & Touche LLP its independence. Deloitte & Touche LLP advised the Committee that there were no disagreements with management regarding the preparation of the Company’s financial statements or the conduct of the annual audit.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year 2025 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC. The Audit Committee also approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year 2026.
Audit Committee:
G. Thomas Waite, III, Chair
William J. Slocum
Michael J. Thawley
Certain Transactions with Related Parties
The Company had no transactions with related parties during the fiscal year ended December 31, 2025 that would need to be disclosed pursuant to Item 404 of Regulation S-K. The Company prohibits conflict of interest activities, which includes related party transactions, by any director or officer, or persons related thereto, unless specifically approved in advance and in writing by the General Counsel, CEO, and/or the Audit Committee of the Board of Directors after full disclosure of all aspects of the activity. A conflict of interest is defined generally to include situations where a person (i) has a private interest that materially conflicts or interferes with the interests of the Company, (ii) has a material personal interest that will impair the person’s ability to perform his or her work objectively and effectively, or (iii) derives a material personal benefit as a result of the person performing services for the Company. Among the other circumstances that may be considered conflicts of interest, any engagement in a personal business transaction involving the Company for profit or gain will be considered a conflict of interest requiring advance approval under the Code of Business Conduct. The Company’s policy prohibiting conflict of interest activities is further described in the Code of Business Conduct.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Karl McDonnell, our Chief Executive Officer (our “CEO”).
For 2025, our last completed fiscal year:
•
the annual total compensation of our median employee (other than our CEO) was $58,691 including the estimated value of such employee’s health and welfare benefits; and

•
the annual total compensation of our CEO was $5,694,473, including the estimated value of his health and welfare benefits.

Based on this information, for 2025 the ratio of the annual total compensation of Mr. McDonnell, our CEO, to the annual total compensation of our median employee was 97 to 1, which was determined as follows:
1.
As permitted by SEC rules, we used the same median employee for our fiscal year 2025 pay ratio calculation as we used for our fiscal year 2024 calculation provided in our proxy statement filed March 10, 2025. We believe it is reasonable to use the same median employee for these purposes because there was no change in our employee population or in the median employee’s compensation arrangement or other material change that would significantly affect the pay ratio calculation. We used the methodology described below to identify the median employee in fiscal year 2024 and to determine that employee’s annual total compensation.
2.
We determined that, as of December 31, 2024, our employee population consisted of approximately 6,488 individuals, with 4,667 located in the United States and 1,821 located in other countries. This population consisted of our full-time faculty, full-time non-faculty staff, part-time and adjunct faculty at Capella University, casual staff (employees who are not guaranteed work, and there is no expectation that there will be work at any given time) at ANZ active during 2024, and Federal Work Study employees at Capella University. For the employees located outside of the United States, compensation was converted to USD$ based on the average exchange rate for 2024.

a.
We did not include adjunct (and there are no part-time) faculty at Strayer University, because no such adjunct faculty were employed with us on December 31, 2024. Adjunct faculty at Strayer University provide services for a limited period of time during academic quarters, and no adjunct faculty were under contract on December 31, 2024.

3.
To identify the “median employee” from our employee population, we compared the total compensation of our employees during 2024 as reflected in our payroll records.

a.
In making this determination, we annualized the compensation of approximately 557 employees who were hired in 2024 but did not work for us for the entire fiscal year.

4.
We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”

5.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, plus the estimated value of the median employee’s health and welfare benefits ($8,788), resulting in annual total compensation of $58,691.

6.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” set forth above, plus the estimated value of the CEO’s health and welfare benefits ($22,406).

Supplemental Ratio.   As noted above, we did not include adjunct faculty at Strayer University in determining our median employee because no such adjunct faculty were employed with us on December 31, 2024. We believe it is appropriate to present a supplemental calculation using the same methodology as above except that it also excludes Capella University adjunct and part-time faculty, Federal Work Study employees, and casual employees at ANZ. Capella University adjunct and part-time faculty, and Federal Work Study employees, provide services for a limited period of time during academic quarters, but contracts are structured such that they were technically employed on December 31, 2024. In addition, casual employees at ANZ are on contract but are not guaranteed work or pay at any given time during the year, and may receive assignments of short duration. Excluding Capella adjunct and part-time faculty, Capella Federal Work Study employees, and casual staff at ANZ, our total employee population was 4,402, and the annual total compensation of our median employee (other than our CEO) in 2025 was $82,241, including the estimated value of such employee’s health and welfare benefits, resulting in a pay ratio calculation of 69 to 1.

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company provides the following disclosure for its five most recent fiscal years. The Board and the Compensation Committee did not consider the pay versus performance disclosure below in making their pay decisions for any of the years presented. See “Compensation Discussion and Analysis” above for information about the decisions made by the Board and the Compensation Committee with respect to NEO compensation for the years discussed.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income(7)	Company- Selected Measure: Revenue(8)
					Total Share-holder Return(5)	Peer Group Total Share-holder Return(5)(6)
2025	$5,672,067	$3,967,813	$2,828,313	$1,864,179	$97.87	$198.20	$126,614,000	$1,274,028,000
2024	$5,487,873	$6,126,678	$2,768,438	$3,060,641	$110.74	$179.97	$112,684,000	$1,220,907,000
2023	$5,417,738	$8,182,401	$2,712,155	$3,858,985	$106.96	$119.01	$69,791,000	$1,143,861,000
2022	$5,468,805	$10,041,112	$2,810,650	$4,730,500	$88.09	$85.04	$46,670,000	$1,073,853,000
2021	$6,197,825	$1,252,419	$2,442,544	$596,087	$62.74	$80.62	$55,087,000	$1,132,123,000

(1)
In 2025, 2024, 2023, 2022, and 2021, the PEO was Karl McDonnell.

(2)
The tables below detail the components and amounts included in the “Compensation Actually Paid to PEO”.

Year	Total from Summary Compensation Table	Stock Awards Value from Summary Compensation Table	Incremental Equity Award Fair Value Adjustment(a)	Total
2025	$5,672,067	$(3,250,000)	$1,545,746	$3,967,813
2024	$5,487,873	$(3,250,000)	$3,888,805	$6,126,678
2023	$5,417,738	$(3,250,000)	$6,014,663	$8,182,401
2022	$5,468,805	$(3,360,000)	$7,932,307	$10,041,112
2021	$6,197,825	$(5,000,000)	$54,594	$1,252,419

(a)
Reflects an adjustment to the grant date fair value of equity-based awards as calculated in accordance with Item 402(v)(2)(iii)(C)(1) and consistent with the fair value methodology reflected in our financial statements for share-based payments.

The amounts deducted or added in calculating the equity award adjustments for the “Compensation Actually Paid to PEO” are as follows.
Year	Year end fair value of equity awards granted during the year	Year over year change in fair value of outstanding and unvested equity awards	Year over year change in fair value of equity awards granted in prior years that vested in the year	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	Total equity award adjustments
2025	$2,661,357	$(1,795,977)	$274,677	$405,689	$1,545,746
2024	$3,193,936	$164,778	$71,403	$458,688	$3,888,805
2023	$3,189,628	$2,007,998	$391,159	$425,878	$6,014,663
2022	$5,257,857	$2,358,006	$(121,004)	$437,448	$7,932,307
2021	$3,196,643	$(3,480,609)	$(16,900)	$355,460	$54,594

(3)
In 2025, 2024, 2023, 2022, and 2021, the Non-PEO NEOs were Robert S. Silberman, Daniel W. Jackson, Lizette B. Herraiz, and Christa E. Hokenson.

(4)
The tables below detail the components and amounts included in the “Average Compensation Actually Paid to Non-PEO NEOs”.

Year	Total from Summary Compensation Table	Stock Awards Value from Summary Compensation Table	Incremental Equity Award Fair Value Adjustment(a)	Total
2025	$2,828,313	$(1,812,500)	$848,366	$1,864,179
2024	$2,768,438	$(1,812,500)	$2,104,703	$3,060,641
2023	$2,712,155	$(1,800,000)	$2,946,830	$3,858,985
2022	$2,810,650	$(1,680,000)	$3,599,850	$4,730,500
2021	$2,442,544	$(1,750,000)	$(96,457)	$596,087

(a)
Reflects an adjustment to the grant date fair value of equity-based awards as calculated in accordance with Item 402(v)(2)(iii)(C)(1) and consistent with the fair value methodology reflected in our financial statements for share-based payments.

The amounts deducted or added in calculating the equity award adjustments for the “Average Compensation Actually Paid to Non-PEO NEOs” are as follows.
Year	Year end fair value of equity awards granted during the year	Year over year change in fair value of outstanding and unvested equity awards	Year over year change in fair value of equity awards granted in prior years that vested in the year	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	Total equity award adjustments
2025	$1,484,241	$(948,650)	$96,138	$216,637	$848,366
2024	$1,781,262	$75,638	$29,157	$218,646	$2,104,703
2023	$1,766,576	$861,107	$126,154	$192,993	$2,946,830
2022	$2,628,928	$827,674	$(35,578)	$178,826	$3,599,850
2021	$1,118,843	$(1,344,711)	$(3,098)	$132,509	$(96,457)

(5)
This column reflects cumulative Total Shareholder Return (“TSR”) for the trailing one- to five- year period from 2021 to 2025, as calculated in accordance with Item 402(v)(2)(iv) of Regulation S-K. Accordingly, TSR for 2021 reflects a one-year return, TSR for 2022 reflects a two-year cumulative return, etc. TSR for 2025 reflects a five-year cumulative return.

(6)
The Peer Group used in calculating these amounts is composed of Bright Horizons Family Solutions Inc., Chegg, Inc., Covista Inc. (formerly Adtalem Global Education, Inc.), Graham Holdings Company, Grand Canyon Education, Inc., John Wiley & Sons, Inc., Stride, Inc. (formerly K12, Inc.), Laureate Education, Inc., Pearson PLC, Perdoceo Education Corporation, and Udemy, Inc. The same peer group was used to create the Peer Group Performance Graph in Item 5 of the Company’s 2025 Annual Report on Form 10-K, in accordance with Item 201(e) of Regulation S-K.

(7)
Amounts in this column are rounded to the nearest thousand.

(8)
The revenue figures used to evaluate the achievement of non-equity compensation targets are based on adjusted results, which exclude purchase accounting adjustments to record acquired contract liabilities at fair value as a result of the Company’s acquisition of ANZ in 2020. For 2021, 2022, 2023, 2024, and 2025 the revenue amount was further adjusted using a constant exchange rate of 0.74, 0.72, 0.69, 0.66, and 0.66 Australian Dollars to U.S. Dollars, respectively. Amounts in this column are rounded to the nearest thousand.

As discussed above in “2025 Compensation Decisions,” in 2025, the Board of Directors set both quantitative financial objectives and strategic objectives for the Company. These Financial Performance Measures and Strategic Performance Measures, which the Compensation Committee and the Board use to link compensation of our named executive officers to Company performance, are listed in the table below. In 2025, for purposes of the comparisons required by Item 402(v) of Regulation S-K, we have selected revenue as the “Company-Selected Measure.”
Financial Performance Measures
Revenue
Operating Income (EBIT)
Diluted Earnings Per Share
Strategic Performance Measures
Maintain compliance with all regulatory, legal, and ethical business standards
Reallocate excess capital into the business or back to our stockholders
Comparison of Compensation Actually Paid To Revenue
Between December 31, 2021 and December 31, 2022, revenue declined, while both Compensation Actually Paid to the PEO and Average Compensation Paid to Non-PEO NEOs increased. Between December 31, 2022 and December 31, 2023, revenue increased, while the compensation measures decreased. Between December 31, 2023 and December 31, 2024, revenue increased, while the compensation measures decreased. Between December 31, 2024 and December 31, 2025, revenue increased, while the compensation measures decreased.
Comparison of Compensation Actually Paid To Net Income
Between December 31, 2021 and December 31, 2022, net income declined, while both Compensation Actually Paid to the PEO and Average Compensation Paid to Non-PEO NEOs increased. Between December 31, 2022 and December 31, 2023, net income increased, while the compensation measures decreased. Between December 31, 2023 and December 31, 2024, net income increased, while the compensation measures decreased. Between December 31, 2024 and December 31, 2025, net income increased, while the compensation measures decreased.
Comparison of Compensation Actually Paid To SEI TSR
Between December 31, 2021 and December 31, 2022, the Company’s TSR increased and both Compensation Actually Paid to the PEO and Average Compensation Paid to Non-PEO NEOs increased. Between December 31, 2022 and December 31, 2023, the Company’s TSR increased, while the compensation measures decreased. Between December 31, 2023 and December 31, 2024, the Company’s TSR increased, while the compensation measures decreased. Between December 31, 2024 and December 31, 2025, all three measures decreased.
Comparison of Company TSR to Peer Group TSR
In 2021, both the Company’s TSR and the Peer Group TSR decreased. In 2022, both the Company’s TSR and the Peer Group TSR increased. In 2023, both the Company’s TSR and the Peer Group TSR increased. In 2024, both the Company’s TSR and the Peer Group TSR increased. In 2025, the Company’s TSR decreased and the Peer Group TSR increased.

PROPOSAL 2
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee and the Board of Directors have appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Deloitte has acted as our independent registered public accounting firm since the first quarter of 2025, and the current Deloitte lead auditor for the Company also was appointed effective the first quarter of 2025. Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Although stockholder ratification of the appointment of auditors is not required as a technical matter, the appointment of Deloitte is being submitted for ratification as a matter of good corporate practice in order that the Audit Committee may take into consideration the views of stockholders on this matter. The ratification of the appointment of Deloitte requires the approval of a majority of the votes cast at the Annual Meeting.
Changes in Certifying Accountant
On February 25, 2025, the Audit Committee approved the dismissal of PriceWaterhouse Coopers (“PwC”) as the Company’s independent registered public accounting firm. PwC was dismissed on February 27, 2025. The reports of PwC on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s fiscal years ended December 31, 2023 and 2024, and in the subsequent interim period through February 27, 2025, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
We previously provided PwC with a copy of the above disclosures as included in our Form 8-K filed with the SEC on March 3, 2025, and requested PwC to furnish us with a letter addressed to the SEC stating whether PwC agreed with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of PwC’s letter, dated March 3, 2025, was attached as Exhibit 16.1 to that Form 8-K.
On February 25, 2025, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, subject to Deloitte’s standard client acceptance procedures and execution of an engagement letter. During the Company’s fiscal years ended December 31, 2024 and 2023, and in the subsequent interim period through February 27, 2025, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The Board of Directors recommends a vote for the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Principal Accounting Fees and Services
Set forth below are the services rendered and related fees billed by Deloitte & Touche LLP for 2025:
	2024(3)	2025
Audit fees(1)	—	2,240,000
Audit-related fees	—	—
Tax fees(2)	—	134,800
All other fees	—	—
Total fees	—	2,374,800

(1)
Audit fees include fees for the annual audit of the consolidated financial statements, quarterly reviews of our interim financial statements, and other filings.

(2)
Tax fees relate to professional services for tax compliance, advice, and planning services.

(3)
Deloitte & Touche LLP was appointed as the Company’s independent registered public accounting firm in the first quarter of 2025, and therefore there were no fees billed by Deloitte & Touche LLP in 2024. In 2024, the Company paid its former independent registered public accounting firm $2,881,000 for services across the audit, audit-related, tax, and other fee categories shown above.

It is the Audit Committee’s policy to pre-approve all audit and non-audit related services provided by the Company’s independent registered public accounting firm. All of the services described above were pre-approved by the Company’s Audit Committee.

PROPOSAL 3
Advisory Vote on the Compensation of the Named Executive Officers
This proposal, commonly known as a “Say on Pay” proposal, allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the Company’s named executive officers. Stockholders vote, on an advisory basis, to approve, reject or abstain from voting on the compensation of our named executive officers. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement.
As discussed in the Compensation Discussion and Analysis section of this proxy statement, the objectives of our compensation program are, among other things:
•
To ensure compliance with applicable regulatory, legal and ethical business standards,

•
To encourage officers and directors to think like owners and align their interests accordingly,

•
To attract and retain highly qualified and productive individuals, and

•
To reward superior contribution to the long-term performance of the Company.

Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to align the Company’s executive compensation with the best interests of the Company and its stockholders.
The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of this proposal. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Although the final vote is advisory in nature and therefore is not binding on us, does not affect past executive compensation, and creates no additional fiduciary obligations, the Board and Compensation Committee intend to consider carefully the voting results of this proposal when making future compensation decisions for our named executive officers.
The Board of Directors believes that our compensation program achieves our objectives outlined above, and therefore recommends a vote “for” this proposal.

Stockholder Proposals and Nominations
All stockholder proposals intended to be considered for inclusion in the Company’s proxy materials for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the 1934 Act must be received by the Company no later than November 11, 2026 and must comply with all applicable SEC and other rules.
Under the Company’s Bylaws, if a stockholder wishes to present an item of proper business at the 2027 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Company’s proxy statement pursuant to SEC rules), the stockholder must give advance written notice to the Company’s Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, not less than 90 days nor more than 120 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions in our Bylaws must be received no earlier than November 11, 2026 and no later than December 11, 2026. Such notice must include all of the information required by the Company’s Bylaws.
Stockholders who intend to include director nominees in the Company’s proxy card for the 2027 Annual Meeting of Stockholders must provide written notice to the Company’s Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, between November 11, 2026 and December 11, 2026 with all the names of the nominees for whom such stockholder intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19(b) under the 1934 Act.
Internet Availability of Annual Meeting Materials
Under SEC rules, the Company has elected to make proxy materials for the Annual Meeting available to stockholders over the internet rather than mailing paper copies of those materials to each stockholder. On or about March 11, 2026, we mailed a notice of internet availability of proxy materials directing stockholders to a website where they can access the proxy statement and annual report and view instructions on how to vote their shares via the internet or by phone. If you received the notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the notice to request that a paper copy be mailed to you.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.
You may also request an additional proxy statement and annual report by sending a written request to:
Strategic Education, Inc.
Attn: Lizette B. Herraiz
General Counsel & Secretary
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600
Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.
Other Matters
The Company knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

ANNEX 1
Non-GAAP Financial Measures
We use certain financial measures including Adjusted Revenue, Adjusted Total Costs and Expenses, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Diluted Earnings per Share that are not required by or prepared in accordance with GAAP. These measures, which are considered “non-GAAP financial measures” under SEC rules, are defined by us to exclude the following:
•
purchase accounting adjustments to record acquired contract liabilities at fair value as a result of our acquisition of Torrens University and associated assets in Australia and New Zealand and to record amortization and depreciation expense related to intangible assets and software assets acquired through our merger with Capella Education Company and our acquisition of Torrens University and associated assets in Australia and New Zealand;

•
transaction and integration expenses associated with our merger with Capella Education Company and our acquisition of Torrens University and associated assets in Australia and New Zealand;

•
severance costs, asset impairment charges, gains/losses on sale of real estate and early termination of leased facilities, and other costs associated with our restructuring activities;

•
income/loss from partnership and other investments that are not part of our core operations; and

•
discrete tax adjustments related to stock-based compensation and other adjustments.

When considered together with GAAP financial results, we believe these measures provide management and investors with an additional understanding of our business and operating results, including underlying trends associated with our ongoing operations.
Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures may be considered in addition to, but not as a substitute for or superior to, GAAP results. A reconciliation of these measures to the most directly comparable GAAP measures is provided below.
The tables below reconcile our reported results of operations to adjusted results:
Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2025 (in thousands, except per share data)
	As Reported (GAAP)	Non-GAAP Adjustments					As Adjusted (Non- GAAP)
		Amortization of intangible assets(6)	Merger and integration costs(2)	Restructuring costs(3)	Loss from other investments(4)	Tax adjustments(5)
Total costs and expenses	$1,093,989	$—	$—	$(21,909)	$—	$—	$1,072,080
Income from operations	$174,231	$—	$—	$21,909	$—	$—	$196,140
Operating margin	13.7%						15.5%
Income before income taxes	$177,393	$—	$—	$21,909	$4,347	$—	$203,649
Net income	$126,614	$—	$—	$21,909	$4,347	$(8,279)	$144,591
Diluted earnings per share	$5.41						$6.18
Weighted average diluted shares outstanding	23,402						23,402

Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2024 (in thousands, except per share data)
	As Reported (GAAP)	Non-GAAP Adjustments					As Adjusted (Non- GAAP)
		Amortization of intangible assets(6)	Merger and integration costs(2)	Restructuring costs(3)	Loss from other investments(4)	Tax adjustments(5)
Total costs and expenses	$1,064,302	$—	$—	$(1,648)	$—	$—	$1,062,654
Income from operations	$155,628	$—	$—	$1,648	$—	$—	$157,276
Operating margin	12.8%						12.9%
Income before income taxes	$161,432	$—	$—	$1,648	$2,660	$—	$165,740
Net income	$112,684	$—	$—	$1,648	$2,660	$684	$117,676
Diluted earnings per share	$4.67						$4.87
Weighted average diluted shares outstanding	24,140						24,140
Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2023 (in thousands, except per share data)
	As Reported (GAAP)	Non-GAAP Adjustments					As Adjusted (Non- GAAP)
		Amortization of intangible assets(6)	Merger and integration costs(2)	Restructuring costs(3)	Income from other investments(4)	Tax adjustments(5)
Total costs and expenses	$1,037,603	$(11,457)	$(1,544)	$(16,256)	$—	$—	$1,008,346
Income from operations	$95,321	$11,457	$1,544	$16,256	$—	$—	$124,578
Operating margin	8.4%						11.0%
Income before income taxes	$100,726	$11,457	$1,544	$16,256	$(2,718)	$—	$127,265
Net income	$69,791	$11,457	$1,544	$16,256	$(2,718)	$(7,245)	$89,085
Diluted earnings per share	$2.91						$3.72
Weighted average diluted shares outstanding	23,956						23,956

Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2022 (in thousands, except per share data)
	As Reported (GAAP)	Non-GAAP Adjustments					As Adjusted (Non- GAAP)
		Amortization of intangible assets(6)	Merger and integration costs(2)	Restructuring costs(3)	Income from other investments(4)	Tax adjustments(5)
Total costs and expenses	$994,720	$(14,350)	$(1,117)	$(2,115)	$—	$—	$977,138
Income from operations	$70,760	$14,350	$1,117	$2,115	$—	$—	$88,342
Operating margin	6.6%						8.3%
Income before income taxes	$69,569	$14,350	$1,117	$2,115	$(579)	$—	$86,572
Net income	$46,670	$14,350	$1,117	$2,115	$(579)	$(3,419)	$60,254
Diluted earnings per share	$1.94						$2.51
Weighted average diluted shares outstanding	23,998						23,998
Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2021 (in thousands, except per share data)
	As Reported (GAAP)	Non-GAAP Adjustments					As Adjusted (Non- GAAP)
		Purchase accounting adjustments(1)	Merger and integration costs(2)	Restructuring costs(3)	Income from other investments(4)	Tax adjustments(5)
Revenues	$1,131,686	$3,646	$—	$—	$—	$—	$1,135,332
Total costs and expenses	$1,057,774	$(51,495)	$(11,201)	$(25,472)	$—	$—	$969,606
Income from operations	$73,912	$55,141	$11,201	$25,472	$—	$—	$165,726
Operating margin	6.5%						14.6%
Income before income taxes	$76,599	$55,141	$11,201	$25,472	$(5,300)	$—	$163,113
Net income	$55,087	$55,141	$11,201	$25,472	$(5,300)	$(24,975)	$116,626
Diluted earnings per share	$2.28						$4.83
Weighted average diluted shares outstanding	24,122						24,122

(1)
Reflects a purchase accounting adjustment to record acquired contract liabilities at fair value as a result of the Company’s acquisition of Torrens University and associated assets in Australia and New Zealand, and amortization and depreciation expense of intangible assets and software assets acquired through the Company’s merger with Capella Education Company and the Company’s acquisition of Torrens University and associated assets in Australia and New Zealand.

(2)
Reflects transaction and integration expenses associated with the Company’s merger with Capella Education Company and the Company’s acquisition of Torrens University and associated assets in Australia and New Zealand.

(3)
Reflects severance costs, asset impairment charges, gains/losses on sale of real estate and early termination of leased facilities, and other costs associated with the Company’s restructuring activities.

(4)
Reflects income/loss recognized from the Company’s investments in partnership interests and other investments.

(5)
Reflects tax impacts of the adjustments described above and below and discrete tax adjustments related to stock-based compensation and other adjustments, utilizing an adjusted effective tax rate of 29.0%, 29.0%, 30.0%, 30.4%, and 28.5%, for 2025, 2024, 2023, 2022, and 2021, respectively.

(6)
Reflects amortization and depreciation expense of intangible assets and software assets acquired through the Company’s acquisition of Torrens University and associated assets in Australia and New Zealand.

Vote Your Proxy on the Internet: Go to www.AALvote.com/STRA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. As a stockholder of Strategic Education, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. ET on April 21, 2026. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. STRATEGIC EDUCATION, INC. ANNUAL MEETING OF STOCKHOLDERS APRIL 22, 2026 at 8:00 A.M. ET THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STRATEGIC EDUCATION, INC. The stockholder(s) hereby appoint(s) Robert S. Silberman, Lizette B. Herraiz and Daniel W. Jackson, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Strategic Education, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. ET on April 22, 2026, and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held virtually. In order to attend the meeting, you must register at http://web.viewproxy.com/StrategicEducation/2026 by 11:59 p.m. ET on April 18, 2026. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and entering the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the sections titled “Voting Information—Attending the Annual Meeting Virtually” and “Voting Information—Voting at the Annual Meeting Virtually.” This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Signature Date CONTROL NUMBERTitle Signature (Joint Owners) Address Change: (If you noted any Address Changes above, please mark box.) NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

Please mark your votes like this ☒

1. ELECTION OF DIRECTORS:	FOR	AGAINST	ABSTAIN
(1) Dr. Charlotte F. Beason	☐	☐	☐
(2) Rita D. Brogley	☐	☐	☐
(3) Gregory W. Cappelli	☐	☐	☐
(4) Viet D. Dinh	☐	☐	☐
(5) Robert R. Grusky	☐	☐	☐
(6) Karl McDonnell	☐	☐	☐
(7) Dr. Michael A. McRobbie	☐	☐	☐
(8) Dr. Benjamin E. Sasse	☐	☐	☐
(9) Robert S. Silberman	☐	☐	☐
(10) William J. Slocum	☐	☐	☐
(11) Michael J. Thawley	☐	☐	☐
(12) G. Thomas Waite, III	☐	☐	☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 22, 2026: The Proxy Statement and Annual report are available at: https://web.viewproxy.com/StrategicEducation/2026 PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR all the nominees listed in Item 1, and FOR Items 2 and 3. Your Board of Directors recommends a vote FOR all the nominees listed in Item 1. Please mark your votes like this Your Board of Directors recommends a vote FOR Items 2 and 3. 2.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. FOR AGAINST ABSTAIN 3.To approve, on an advisory basis, the compensation of the named executive officers. FOR AGAINST ABSTAIN